UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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HCP, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HCP, Inc.

3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 26, 2012

To the stockholders of HCP, Inc.,

Notice is hereby given that the 2012 annual meeting of stockholders (the "Annual Meeting") of HCP, Inc. (the "Company") will be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, California 90815 on Thursday, April 26, 2012, at 9:30 a.m., Pacific time, for the following purposes:

  (1)
  To elect to the Board of Directors the eight (8) nominees named in the attached Proxy Statement to serve until the Company's 2013 annual meeting of stockholders and until their successors are duly elected and qualified;

  (2)
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012;

  (3)
  To hold an advisory vote to approve executive compensation; and

  (4)
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record of the Company's common stock as of the close of business on March 2, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

James W. Mercer Executive Vice President, General Counsel and Corporate Secretary

Long Beach, California
March 13, 2012

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR
SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.
Use of the enclosed envelope requires no postage for mailing in the United States.

HCP, Inc.

PROXY STATEMENT
2012 Annual Meeting of Stockholders
To Be Held on April 26, 2012

This Proxy Statement is being furnished by HCP, Inc. to our stockholders in connection with our Board of Directors' solicitation of proxies for use at our 2012 annual meeting of stockholders (the "Annual Meeting") to be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, California 90815 on Thursday, April 26, 2012, at 9:30 a.m., Pacific time, and at any and all adjournments or postponements thereof. References in this Proxy Statement, unless the context requires otherwise, to "HCP," the "Company," "we," "our," "ours" and "us" refer to HCP, Inc. Our principal executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806. The approximate date on which these proxy materials are first being sent or made available to our stockholders is March 15, 2012.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available on the Internet at http://materials.proxyvote.com/HCP. You can also view these materials at www.proxyvote.com by using the 12-digit control number provided on your proxy card or Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability").

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

  Q: If I did not receive a full set of proxy materials in the mail, why did I receive only a Notice of Internet Availability of Proxy Materials?

    A:
    As permitted by the Securities and Exchange Commission (the "SEC"), the Company is furnishing to stockholders its Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended December 31, 2011 primarily over the Internet. On or about March 15, 2012, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

      We believe the delivery options that we have chosen this year will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

  Q: What items will be voted on at the Annual Meeting?

    A:
    The items of business scheduled to be voted on at the Annual Meeting are:

    •
    the election to the Board of Directors of the eight (8) nominees named in this Proxy Statement to serve until the Company's 2013 annual meeting of stockholders and until their successors are duly elected and qualified (Proxy Item No. 1);

    •
    the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proxy Item No. 2); and

      •
      an advisory vote to approve executive compensation (Proxy Item No. 3).

      We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See the question and answer "Q: How will voting on any other business be conducted?"

  Q: How does the Board recommend I vote on these items?

    A:
    The Board of Directors recommends that you vote your shares:

    •
    FOR the election to the Board of Directors of each of the following eight nominees: James F. Flaherty III, Christine N. Garvey, David B. Henry, Lauralee E. Martin, Michael D. McKee, Peter L. Rhein, Kenneth B. Roath and Joseph P. Sullivan (Proxy Item No. 1);

    •
    FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proxy Item No. 2); and

    •
    FOR the approval of the compensation of our Named Executive Officers (as hereinafter defined) (Proxy Item No. 3).

  Q: Who is entitled to vote at the Annual Meeting?

    A:
    The record date for the Annual Meeting is March 2, 2012. Stockholders of record of HCP's common stock as of the close of business on the record date are entitled to vote at the Annual Meeting.

  Q: What options are available to vote my shares?

    A:
    Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in "street name"), your shares may be voted at the Annual Meeting by following any of the voting options available below:

      You may vote via the Internet:

      (1)
      If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability;

      (2)
      If you received a Notice of Internet Availability or proxy materials by email, you may submit a proxy or voting instructions over the Internet by following the instructions included in the email; or

      (3)
      If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit a proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

      You may vote via the telephone:    If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone. Most stockholders who hold their shares in street name may submit voting instructions by calling the telephone number specified on the paper copy of the voting instruction form provided by their bank, broker or other nominee. Those stockholders should check the voting instruction form for telephone voting availability.

      You may vote by mail:    If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

      You may vote in person at the meeting:    All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a "legal proxy" from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

      Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

  Q: What is the deadline for voting my shares?

    A:
    If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on April 25, 2012 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by HCP before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.

  Q: Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

    A:
    Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

    •
    submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

    •
    properly submitting a proxy on a later date prior to the deadlines specified in the question and answer "Q: What is the deadline for voting my shares?" (only the latest proxy submitted by a stockholder by Internet, telephone or mail will be counted); or

    •
    attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

      For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of any previous voting instructions.

  Q: How many shares are eligible to vote at the Annual Meeting?

    A:
    As of the close of business on the record date of March 2, 2012, there were 410,387,303 shares of HCP common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.

  Q: How is a quorum determined?

    A:
    A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of the holders of a majority of the shares of HCP common stock entitled to vote at the Annual Meeting constitutes a quorum at the meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted a proxy or voting instructions by telephone or the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See the question and answer "Q: How will votes be counted at the Annual Meeting?"

  Q: What is required to approve each item at the Annual Meeting?

    A:
    Election of Directors (Proxy Item No. 1).    Our Fourth Amended and Restated Bylaws, as amended (our "Bylaws"), provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. In the event that an incumbent director fails to be elected, the director is required to tender his or her resignation to our Board of Directors, subject to acceptance by the Board, and the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, is required to accept or reject the resignation. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. The majority voting standard is discussed further under the section titled "Election of Directors (Proxy Item No. 1)—Voting Standard."

      The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

      Other Items (Proxy Items Nos. 2 and 3).    Once a quorum has been established, our Bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of all of the votes cast on the item at the Annual Meeting. Notwithstanding this vote standard required by our Bylaws, Proxy Item No. 2 (ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2012) and Proxy Item No. 3 (an advisory vote to approve executive compensation) are advisory only and are not binding on HCP. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the advisory vote by stockholders.

  Q: How will votes be counted at the Annual Meeting?

    A:
    In the Election of Directors (Proxy Item No. 1), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. For the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proxy Item No. 2) and for the advisory vote to approve executive compensation (Proxy Item No. 3), you may vote FOR, AGAINST or ABSTAIN. Abstentions with respect to the election of any director or any other proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

      If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange ("NYSE"). However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proxy Item No. 2) is considered routine under NYSE rules. Each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine under applicable NYSE rules. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proxy Item No. 2 but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proxy Item No. 2 in the discretion of your broker, but your shares will constitute "broker non-votes" on each of the other items at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

  Q: How will shares be voted if a stockholder does not give specific voting instructions in the proxy or voting instructions submitted by the stockholder?

    A:
    If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed in the notice of meeting, your shares will be voted as recommended by the Board of Directors on those items. See the question and answer "Q: How does the Board recommend I vote on these items?"

  Q: How will voting on any other business be conducted?

    A:
    Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder's properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

  Q: How will the votes be counted?

    A:
    Votes cast by proxy or in person at the Annual Meeting will be counted by a representative of Broadridge Financial Solutions, Inc. ("Broadridge"), HCP's appointed inspector of elections for the Annual Meeting. In connection with the duties as inspector of elections, Broadridge's representative will also determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the voting results.

  Q: Who will bear the costs of the solicitation of proxies?

    A:
    The costs of the solicitation of proxies will be borne by HCP. In addition to solicitation by mail, directors and officers of HCP, without receiving any additional compensation, may solicit proxies personally or by telephone. HCP will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. HCP has retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee of $9,000 plus reasonable out-of-pocket expenses.

  Q: Where can I find the voting results for the Annual Meeting?

    A:
    We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of March 2, 2012 (unless otherwise indicated) regarding the beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of shares of our common stock by (1) each person known by us to beneficially own more than 5% of our outstanding common stock, (2) each director and nominee for election as director, (3) each of the executive officers named in the Summary Compensation Table on page 38 and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

	Shares Beneficially Owned(1)

Name of Beneficial Owner	Number of Shares(2)	Number of Options/ RSUs/Shares Issuable upon Conversion of Units(3)	Percent of Class(4)

Greater than 5% Stockholders

The Vanguard Group, Inc. and affiliates 100 Vanguard Blvd. Malvern, PA 19355	38,803,847(5)	—	9.5%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	30,090,275(6)	—	7.4%

Cohen & Steers, Inc. and affiliates 280 Park Avenue, 10th Floor New York, NY 10017	27,730,858(7)	—	6.8%

State Street Corporation One Lincoln Street Boston, MA 02111	25,248,985(8)	—	6.2%

Directors

James F. Flaherty III(9)	378,423(10)	2,051,157(11)	*

Christine N. Garvey	6,565	2,250	*

David B. Henry	21,646	2,250	*

Lauralee E. Martin	5,250	2,250	*

Michael D. McKee	142,250	6,750	*

Peter L. Rhein	31,050	6,750	*

Kenneth B. Roath	280,763(12)	6,750	*

Joseph P. Sullivan	46,970	6,750	*

Named Executive Officers

Scott Anderson	10,947	6,157	*

Paul F. Gallagher	113,854	77,338	*

J. Alberto Gonzalez-Pita	4,846	—	*

Thomas M. Herzog	—	—	—

Thomas M. Klaritch	190,639(13)	295,006(14)	*

Timothy M. Schoen	22,968	22,234	*

Susan M. Tate	24,797(15)	44,197	*

All directors, director nominees, current Named Executive Officers and other executive officers as a group (18 persons)	1,516,594	2,831,932	1.1%

*	Less than 1%

(1)	Except as otherwise noted and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares listed and may, from time to time, hold shares in accounts that have a margin feature.
(2)
Includes for each of the named individuals, the following number of shares of unvested restricted stock as to which each individual has sole voting but not investment power: Mr. Anderson, 10,947; Ms. Garvey, 750; Mr. Henry, 750; Ms. Martin, 750; Mr. McKee, 750; Mr. Rhein, 750; Mr. Roath, 750; Mr. Schoen, 4,874; Mr. Sullivan, 750; and Ms. Tate, 4,484.
(3)
For the Named Executive Officers, including Mr. Flaherty, consists of shares issuable upon exercise of outstanding stock options that are currently vested or will vest within 60 days following March 2, 2012, and for Mr. Klaritch, also includes shares issuable, at our option, upon conversion of non-managing membership units of HCPI/Tennessee, LLC ("HCPI/Tennessee DownREIT units"). For Mr. Anderson and the directors, other than Mr. Flaherty, consists of shares represented by unvested restricted stock unit awards that will vest within 60 days of March 2, 2012 and, in the case of Messrs. McKee, Rhein, Roath and Sullivan, additional shares represented by unvested restricted stock unit awards that will automatically vest upon such individual's retirement from the Company.
(4)
Based on 410,387,303 shares outstanding at March 2, 2012. In addition, for purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes (a) shares issuable within 60 days following March 2, 2012 upon exercise of outstanding stock options, (b) shares represented by unvested restricted stock units that will vest within 60 days of March 2, 2012 or upon the individual's retirement from the Company and (c) for Mr. Klaritch, all shares issuable upon conversion of HCPI/Tennessee DownREIT units, but, in each case, such shares are not included in the number of shares outstanding for purposes of computing the percentage of shares held by any other person.
(5)
Share and beneficial ownership information for The Vanguard Group, Inc. ("Vanguard") is given as of December 31, 2011, and was obtained from a Schedule 13G/A filed on February 8, 2012 with the SEC. According to the Schedule 13G/A, Vanguard has sole voting power over 565,144 shares, sole dispositive power over 38,238,703 shares and shared dispositive power over 565,144 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 565,144 shares as a result of serving as investment manager of collective trust accounts and that VFTC directs the voting of these shares. The number of shares reported as beneficially owned by Vanguard in Vanguard's Schedule 13G/A includes 22,566,042 shares, representing 5.5% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund ("Vanguard REIT Fund") separately reported as beneficially owned in a Schedule 13G/A filed on January 27, 2012 with the SEC. According to Vanguard REIT Fund's Schedule 13G/A, Vanguard REIT Fund has sole voting power over 22,566,042 shares and no dispositive power over any shares of our common stock.
(6)
Share and beneficial ownership information for BlackRock, Inc. ("BlackRock") is given as of December 30, 2011, and was obtained from a Schedule 13G/A filed on February 13, 2012 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power and sole dispositive power over 30,090,275 shares of our common stock. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock but that no one person's interest in our common stock is more than five percent of the total outstanding common shares.
(7)
Share and beneficial ownership information for Cohen & Steers, Inc. ("Cohen & Steers") is given as of December 31, 2011, and was obtained from a Schedule 13G/A filed on February 14, 2012 with the SEC. According to the Schedule 13G/A, Cohen & Steers has sole voting power over 11,579,752 shares and sole dispositive power over 27,730,858 shares of our common stock. The Schedule 13G/A states that Cohen & Steers Capital Management, Inc. ("CSCM"), a wholly owned subsidiary of Cohen & Steers, has sole voting power over 11,377,868 shares and sole dispositive power over 27,263,107 shares of our common stock, representing 6.7% of our common stock, and that Cohen & Steers Europe S.A., in which Cohen & Steers together with CSCM hold a 100% interest, has sole voting power over 201,884 shares and sole dispositive power over 467,751 shares of our common stock.
(8)
Share and beneficial ownership information for State Street Corporation ("State Street") is given as of December 31, 2011, and was obtained from a Schedule 13G filed on February 9, 2012 with the SEC. According to the Schedule 13G, State Street has shared voting power and shared dispositive power over 25,248,985 shares of our common stock.
(9)	Mr. Flaherty, our Chairman of the Board, is also a Named Executive Officer as Chief Executive Officer and President of HCP.
(10)	Includes 573 shares held in an IRA by Mr. Flaherty's spouse and 276 shares held in a trust for the benefit of Mr. Flaherty's children. Mr. Flaherty disclaims beneficial ownership of these shares.
(11)	Includes 167,680 options held in an irrevocable trust for the benefit of Mr. Flaherty's children. Mr. Flaherty disclaims beneficial ownership of these options.
(12)	Shares held by Mr. Roath are available as collateral for a line of credit account.
(13)	Includes 38,600 shares held in irrevocable trusts for the benefit of Mr. Klaritch's children. Mr. Klaritch disclaims beneficial ownership of these shares.

(14)	Includes 50,000 shares issuable upon conversion of 25,000 HCPI/Tennessee DownREIT units. Also includes 40,000 shares issuable upon conversion of 20,000 HCPI/Tennessee DownREIT units held in irrevocable trusts for the benefit of Mr. Klaritch's children. Mr. Klaritch disclaims beneficial ownership of these units. For more information on HCPI/Tennessee, LLC, see the section in this Proxy Statement titled "Certain Transactions."
(15)	Includes 1,675 shares held in an irrevocable trust for the benefit of a member of Ms. Tate's family. Ms. Tate disclaims beneficial ownership of these shares.

DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Following is a brief biographical description of each of our nominees for election as director, all of whom currently serve as directors. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the Board of Directors.

James F. Flaherty III.    Mr. Flaherty, 54, has served on our Board of Directors since 2002. He has been Chairman of our Board of Directors since May 2005, our Chief Executive Officer since May 2003, and our President and a member of our Board of Directors since joining us in October 2002. Prior to joining HCP, he was affiliated with Merrill Lynch & Co. for 19 years, serving in a variety of investment banking, capital markets and private equity functions in New York, London and Los Angeles and was head of Merrill Lynch's Global Healthcare Group. Mr. Flaherty is a member of the Board of Trustees of the University of Notre Dame and sits on the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). He also previously served on the Board of Directors of Quest Diagnostics Incorporated. Mr. Flaherty has been an executive officer of HCP for over nine years and brings to the Board an intimate knowledge of the Company's day-to-day operations, which gives him a detailed understanding of the Company's business strategy and operations that is invaluable to the Board. In addition, his prior investment banking and finance experience, particularly in the healthcare industry as head of Merrill Lynch's Global Healthcare Group, provides particular expertise to our Board as it considers the Company's investment opportunities and capital needs.

Christine N. Garvey.    Ms. Garvey, 66, has served on our Board of Directors since 2007. She was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President, Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. Ms. Garvey has served as a member of the Board of Directors of ProLogis, Inc. (NYSE:PLD), a real estate investment trust ("REIT"), since June 2011, following the merger of ProLogis and AMB Property Corporation. Prior to the merger, she had served as a member of the Board of Trustees of ProLogis since September 2005, when Catellus Development Corporation, where she had been a member of the Board since 1995, merged into a subsidiary of ProLogis. She is also a member of the Board of Directors of UnionBanCal Corporation, MPG Office Trust (NYSE:MPG), an office building REIT, and Toll Brothers, Inc. (NYSE:TOL) and served on the Board of Directors of Hilton Hotels Corporation through October 2007. Ms. Garvey brings to the Board extensive operational expertise from her more than 25 years of real estate management experience and a valuable perspective gained through her experience serving as a director and audit committee member of other NYSE-listed public companies.

David B. Henry.    Mr. Henry, 63, has served on our Board of Directors since 2004. He has been Chief Executive Officer of Kimco Realty Corporation (NYSE:KIM), a REIT ("Kimco"), since December 2009 and President of Kimco since November 2008. Mr. Henry joined Kimco in 2001 as Vice Chairman and Chief Investment Officer after 23 years at GE where he was Chief Investment Officer and Senior Vice President of GE Capital Real Estate and Chairman of GE Capital Investment Advisors. At GE, he was responsible for helping to manage real estate investments totaling more than $20 billion in 11 countries worldwide. Mr. Henry is a director of Fairfield County Bank, a $1.6 billion community bank in Ridgefield, Connecticut. He also serves as Chairman and Trustee of the International Council of Shopping Centers, a member of the Board of Governors of NAREIT and a member of the Real Estate Roundtable. Mr. Henry's extensive real estate investment experience, gained from his management of real estate investments for significant public companies for a period of more than 30 years, brings to the Board a comprehensive understanding of the REIT industry.

Lauralee E. Martin.    Ms. Martin, 61, has served on our Board of Directors since 2008. She has been the Executive Vice President and Chief Operating and Financial Officer and has served on the Board of Directors of Jones Lang LaSalle Incorporated (NYSE:JLL), one of the world's leading real estate services and money management firms, since 2005. She joined Jones Lang LaSalle in 2002 as Chief Financial Officer after 15 years with Heller Financial, Inc. where she was Executive Vice President and Chief Financial Officer and previously President of the Real Estate Finance Division. Ms. Martin currently serves on the Board of Kaiser Aluminum Corporation (NYSE:KALU), a leading producer of aluminum products. She also served as a director of KeyCorp (NYSE:KEY), one of the nation's largest bank-based financial services companies, from 2003 through 2010 and served on the Board of Directors of Gables Residential Trust, a REIT, from 1994 through 2005. Ms. Martin's experience in key operational and finance roles at Jones Lang LaSalle and Heller Financial, Inc. over more than 20 years provides the Board with significant operational and financial expertise with specific application to the real estate industry.

Michael D. McKee.    Mr. McKee, 66, has served on our Board of Directors since 1989. He has been Chief Executive Officer of Bentall Kennedy U.S., L.P. ("Bentall Kennedy"), one of the largest privately-owned real estate investment advisory firms in the United States, since February 2010. Mr. McKee retired in September 2008 as the Chief Executive Officer and Vice Chairman of the Board of Directors of The Irvine Company, a privately-held real estate development and investment company. He had been an executive officer of The Irvine Company since 1994. Prior to that, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is a director of Realty Income Corporation (NYSE:O), a REIT, and First American Financial Corporation (NYSE:FAF), a title insurance and financial services company, and serves on the Board of Directors of the Tiger Woods Foundation. He also previously served as a director of Mandalay Resort Group, Irvine Apartment Communities Inc. and Oasis Residential, Inc. Mr. McKee's real estate experience with Bentall Kennedy and The Irvine Company as well as his legal background bring to our Board the perspective of a business leader who has evaluated operational and business issues similar to those facing the Company.

Peter L. Rhein.    Mr. Rhein, 70, has served on our Board of Directors since 1985. He has been a general partner of Sarlot and Rhein, a real estate investment partnership, since 1967 and a co-managing member of BBC Properties, LLC, a real estate investment and development company, since October 2001. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. From 1985 to 2008, Mr. Rhein chaired the Audit Committee of HCP. From 1993 to 1998, Mr. Rhein was a director and chaired the Audit Committee of Oasis Residential, Inc., a NYSE REIT. Since 2004, Mr. Rhein has served as a director of Cohen & Steers, Inc. (NYSE:CNS), one of the nation's largest managers of real estate mutual funds. He also serves as a member of the Board of Visitors, Claremont Graduate University, School of Politics and Economics. He is a certified public accountant and his extensive real estate investment and development experience over the past 40 years provides the Board with valuable insights regarding the commercial real estate market. This experience, combined with his long-time board and audit committee service with HCP, gives Mr. Rhein a detailed understanding of the Company and makes him a valuable resource to our Board.

Kenneth B. Roath.    Mr. Roath, 76, has served on our Board of Directors since 1986. He has been our Chairman Emeritus since May 2005 and previous to that was Chairman of our Board of Directors since 1988. Mr. Roath joined HCP at its inception in March 1985, and prior to it becoming a public company, served as President and Chief Operating Officer. From 1988 until May 2003, he was our Chief Executive Officer. Mr. Roath has served on the boards of Arden Realty, Inc., Franchise Finance Corporation of America and Spirit Finance Corporation and is a former Chairman of NAREIT. Mr. Roath's tenure and leadership experience with HCP since the Company's inception brings to the Board a unique perspective with respect to the Company's business strategy and operations.

Joseph P. Sullivan.    Mr. Sullivan, 69, has served on our Board of Directors since 2004. He is Chairman of the Board of Advisors of RAND Health and past Chairman of the Board of Advisors of the UCLA

Medical Center. He served as Chairman of the Board and Chief Executive Officer of Protocare, Inc., a healthcare clinical trials and consulting organization, from March 2000 through March 2003. Mr. Sullivan was Chairman of the Board, Chief Executive Officer and President of American Health Properties, Inc., a REIT, from 1993 until HCP's acquisition of American Health Properties, Inc. in 1999. He is a director of Amylin Pharmaceuticals, Inc. (NASDAQ:AMLN), a biopharmaceutical company, MPG Office Trust, Inc. (NYSE:MPG), an office building REIT, and Cigna Corporation (NYSE:CI), a global health service company. Mr. Sullivan served as a director of Covenant Care, Inc., a provider of long term care services, from 2000 until March 2006. He also has 20 years of investment banking experience with Goldman Sachs. Mr. Sullivan's executive experience with American Health Properties, Inc., combined with his extensive background in investment banking and the healthcare industry, provides the Board with significant expertise relevant to the Company's business.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Flaherty, whose biographical information is set forth above.

Jonathan M. Bergschneider.    Mr. Bergschneider, 37, is Executive Vice President—Life Science Estates. He served as our Senior Vice President—Life Science Estates from January 2008 to May 2011. Mr. Bergschneider joined HCP in 2007 as Vice President in conjunction with our acquisition of Slough Estates (USA). He was previously employed by Slough Estates from 2000 to 2007 during the creation and build-out of that company's life science portfolio.

Paul F. Gallagher.    Mr. Gallagher, 51, became our Executive Vice President—Chief Investment Officer in May 2006 after joining HCP as Executive Vice President—Portfolio Strategy in October 2003. From 1988 until he joined HCP, Mr. Gallagher was employed by GE Capital Real Estate in various positions, including as Managing Director of its Strategic Ventures department.

Edward J. Henning.    Mr. Henning, 59, is Executive Vice President. Mr. Henning served as our Executive Vice President, General Counsel and Corporate Secretary from January 2007 to May 2010, and as our Chief Administrative Officer from January 2008 to May 2010. From 1995 until January 2007, Mr. Henning served as our Senior Vice President, General Counsel and Corporate Secretary. He joined us in 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Previously, Mr. Henning was Vice President and Legal Counsel at Weyerhaeuser Mortgage Company in Los Angeles, California from 1992 to 1994. Prior to that, he was in private practice at Latham & Watkins in Los Angeles, California from 1984 to 1992 where he represented HCP on various real estate transactions.

Thomas D. Kirby.    Mr. Kirby, 65, became our Executive Vice President—Acquisitions and Valuations in January 2009. Mr. Kirby previously served as our Senior Vice President—Acquisitions and Valuations since February 2006. Prior to that time, he served as Vice President—Acquisitions and Valuations of HCP since November 1998. He joined HCP after 20 years with Valuation Counselors, Inc., a national healthcare valuation firm.

Thomas M. Klaritch.    Mr. Klaritch, 54, is Executive Vice President—Medical Office Properties. From October 2003 through April 2008, he served as our Senior Vice President—Medical Office Properties. Prior to that, he was a founding member and Chief Financial Officer of MedCap Properties LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field. HCP acquired MedCap Properties LLC in October 2003. Mr. Klaritch is a certified public accountant.

James W. Mercer.    Mr. Mercer, 66, became our Executive Vice President, General Counsel and Corporate Secretary in July 2011. He was previously Of Counsel at Bryan Cave LLP for five years. Mr. Mercer has over 40 years of experience serving in both legal counsel and senior management capacities, including

15 years as a Partner at Hennigan, Mercer & Bennett and five years as Special Counsel at WebMD Corporation.

Timothy M. Schoen.    Mr. Schoen, 44, became our Executive Vice President—Chief Financial Officer in May 2011. He was previously our Executive Vice President—Life Science and Investment Management since January 2009 and prior to that time was our Senior Vice President, Investment Management since January 2007 and our Vice President—Acquisitions/Dispositions from April 2006 to January 2007. From 1997 until he joined HCP, Mr. Schoen was employed by Kilroy Realty Corporation (NYSE: KRC), a REIT that owns, develops and operates office and industrial buildings, and served as its Vice President, Corporate Finance.

Susan M. Tate.    Ms. Tate, 51, is Executive Vice President—Post-Acute and Hospitals. From January 2009 through February 2012, she served as our Executive Vice President—Asset Management and Senior Housing, and from February 2007 through January 2009 she served as our Senior Vice President—Asset Management. Prior to joining us, she spent 19 years at JPMorgan and its predecessor institutions in both healthcare and real estate lending positions, including as Vice President, Real Estate Corporate Banking.

Kendall K. Young.    Mr. Young, 51, is Executive Vice President—Senior Housing. From September 2010 through February 2012, he served as Executive Vice President. Prior to joining us, from May 2007 to September 2010, he was a Managing Director at Strategic Value Partners in Greenwich, Connecticut. In his position as Global Head of Asset Management, Mr. Young was responsible for managing all aspects of a large commercial property portfolio. Before that, he held Managing Director positions with Merrill Lynch and GE Capital Real Estate, where he originated transactions and managed large U.S. and international portfolios of real estate equity and debt investments.

There are no family relationships among any of our directors or executive officers.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Meeting Attendance

During 2011, our Board of Directors held seven meetings. During 2011, each of our directors attended at least 75% of the meetings of the Board and each of its committees on which he or she served. Our policy is that directors should make every effort to attend all meetings of the Board and the annual meeting of stockholders, as well as the meetings of committees of which they are members. Members may attend such meetings by telephone or video conference, if necessary, to mitigate scheduling conflicts. All of our current Board members attended the 2011 annual meeting of stockholders in person or by telephone.

Board Independence

To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with HCP or its subsidiaries. The Board has determined, in accordance with the NYSE rules, that each of Mses. Garvey and Martin and Messrs. Henry, McKee, Rhein, Roath and Sullivan is independent within the meaning of the rules of the NYSE. We refer to these directors in this Proxy Statement as the "Independent Directors." In addition, the Board previously determined that Messrs. Messmer and Rosenberg, each of whom retired immediately prior to our 2011 annual meeting of stockholders, were independent within the meaning of the rules of the NYSE during their service on the Board. The only director who is not independent is Mr. Flaherty, our Chief Executive Officer.

Committees of the Board

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee. Current copies of the charters for each of these committees are posted on the Investor Relations—Committee Charters section of our website at www.hcpi.com.

Audit Committee.    The Audit Committee currently consists of Mses. Garvey (Chair) and Martin and Mr. Rhein. Mr. Sullivan also served as a member of the Audit Committee until July 28, 2011. The Audit Committee held five meetings during 2011. Our Board has determined that each member of our Audit Committee is "independent" within the meanings of NYSE and SEC rules and financially literate under NYSE rules. The Board has determined that each of Ms. Martin and Mr. Rhein is an audit committee financial expert within the meaning of applicable SEC rules and has accounting or related financial management expertise.

Our Audit Committee operates pursuant to a written charter. The primary purpose of our Audit Committee is to assist the Board with its oversight responsibilities regarding (i) the integrity of HCP's financial statements and internal controls over financial reporting; (ii) HCP's compliance with legal and regulatory requirements; (iii) the qualifications and independence of HCP's independent registered public accounting firm; (iv) the performance of HCP's internal audit function and independent registered public accounting firm; and (v) risk management. In addition, our Audit Committee is responsible for the Audit Committee Report required to be prepared pursuant to SEC rules for inclusion in our annual proxy statement.

Our Audit Committee meets with members of our independent registered public accounting firm at least four times a year. To ensure independence of the audit, our Audit Committee consults separately and jointly with members of the independent registered public accounting firm and management. The Audit Committee Report is included in this Proxy Statement under "Audit Committee Report to Stockholders."

Compensation Committee.    The Compensation Committee currently consists of Messrs. Henry (Chair) and Rhein and Ms. Martin. Mr. McKee served as a member of the Compensation Committee until July 28, 2011, and Ms. Martin was appointed as a member of the Compensation Committee on that date. The

Compensation Committee held six meetings during 2011. Our Board has determined that each member of our Compensation Committee is "independent" under NYSE rules. Our Compensation Committee operates pursuant to a written charter. Pursuant to its charter, our Compensation Committee's responsibilities include (i) evaluating and approving HCP's compensation plans, policies and programs; (ii) reviewing HCP's compensation philosophy; (iii) reviewing and approving HCP's corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and determining and approving the Chief Executive Officer's compensation based on such evaluation; (iv) reviewing and approving, annually, the compensation levels for any Executive Vice President and other Section 16 officers of HCP; (v) reviewing and approving any employment agreements, executive retirement plans and severance arrangements for Senior Vice Presidents and above; (vi) managing and reviewing HCP's bonus, long-term incentive compensation, stock option, employee pension and deferred compensation plans; (vii) reviewing and approving HCP's policies concerning perquisite benefits; (viii) determining HCP's policy with respect to change of control or "parachute" payments; and (ix) managing and reviewing HCP's director and officer indemnification matters.

Our Compensation Committee also reviews and makes recommendations regarding the compensation paid to Independent Directors. However, our full Board determines the compensation for our Independent Directors.

Our Compensation Committee may delegate to its subcommittees such authority as it deems appropriate, except for its authority to approve compensation levels and award grants for certain officers and the authority the committee is required to exercise by applicable law or regulation. Our Compensation Committee has delegated to the Stock Award Subcommittee the authority to make restricted stock grants to certain of our employees of up to an annual aggregate limit of 75,000 shares of our common stock each year. Mr. Flaherty is currently the sole member of the Stock Award Subcommittee. The Stock Award Subcommittee may only make these grants to Vice Presidents and more junior employees of HCP. Other than the authority delegated to the Stock Award Subcommittee, our Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as defined under "Executive Compensation—Compensation Discussion and Analysis"), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, our Compensation Committee is authorized to retain such independent counsel, compensation and benefits consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. Since November 2008, the Compensation Committee has retained the firm of FPL Associates, L.P. ("FPL Associates") as compensation consultants. The Compensation Committee made its 2011 compensation decisions, including decisions with respect to the Named Executive Officers' compensation, after consulting with its compensation consultants. For 2011, the consultants advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay) and setting compensation levels. The compensation consultants also reviewed comparable equity REITs for 2011 and helped the Compensation Committee obtain and evaluate current executive compensation data for these companies. All compensation decisions were made solely by our Compensation Committee or Board of Directors.

During 2011, the Board of Directors approved the engagement of Ferguson Partners Ltd. ("Ferguson Partners"), an affiliate of FPL Associates, in connection with an executive search for a new Chief Financial Officer. FPL Associates received $54,780 in fees during 2011 for services related to executive and director compensation and Ferguson Partners received $280,081 in fees and expenses for the executive search services. The Compensation Committee has reviewed the services provided by FPL Associates and

Ferguson Partners in their entirety during 2011 and believes they did not raise any conflicts of interest. In making this determination, the Compensation Committee considered, among other factors, the discrete nature of the executive search services provided by Ferguson Partners and that the representatives of FPL Associates providing executive compensation advisory services have a reporting relationship and compensation determined separately from the representatives of Ferguson Partners providing the executive search services.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Messrs. McKee (Chair), Henry and Sullivan. Ms. Martin served as a member of the Nominating and Corporate Governance Committee until July 28, 2011, and Messrs. McKee and Sullivan were appointed as members of the Nominating and Corporate Governance Committee on that date. The Nominating and Corporate Governance Committee held four meetings in 2011. Our Board has determined that each member of our Nominating and Corporate Governance Committee is "independent" under NYSE rules. Our Nominating and Corporate Governance Committee operates pursuant to a written charter. Pursuant to its charter, this committee's responsibilities include: (i) identifying qualified candidates to become Board members; (ii) recommending to our Board director nominees for election by the stockholders; (iii) selecting candidates to fill any vacancies on our Board; (iv) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to HCP and our Board; and (v) overseeing the evaluation of the Board.

Finance Committee.    The Finance Committee, which was named the Finance and Risk Management Committee from January 2009 to January 2012, currently consists of Messrs. Sullivan (Chair) and McKee and Ms. Garvey. Messrs. Henry and Rhein served as members of the Finance Committee until July 28, 2011, and Mr. McKee and Ms. Garvey were appointed as members of the Finance Committee on that date. The Finance Committee held two meetings in 2011. Our Board has determined that each member of the Finance Committee is "independent" under NYSE rules. Our Finance Committee operates pursuant to a written charter. Unless otherwise approved by the Board, the committee shares in the responsibility for consulting with management on, and approving on behalf of the Board, all strategies, plans, policies and actions relating to (i) capital structure; (ii) equity and debt financings, including public and private securities offerings; and (iii) credit facilities and loan, hedging and other financing transactions. Between January 2009 and January 2012, the Finance Committee was also responsible for overseeing the enterprise risk management activities of the Company. Effective January 2012, in an effort to streamline risk oversight by the Board, the Board delegated all responsibilities for overseeing the Company's risk management to the Audit Committee.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board's actions with respect to, among other things, Board composition, Board meetings, the Board's standing committees, stockholder communications with the Board, expectations for directors, succession planning and self-evaluation. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations section of our website at www.hcpi.com.

Code of Business Conduct and Ethics.    HCP has adopted a Code of Business Conduct and Ethics that applies to all of its directors and employees, including the Chief Executive Officer and all senior financial officers, including our principal financial officer, principal accounting officer and controller. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website at www.hcpi.com. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted in the Investor Relations section of our website at www.hcpi.com.

Director Nominees

Identifying and Evaluating Director Nominee Candidates

Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended as a candidate for election to the Board of Directors. Rather, the Nominating and Corporate Governance Committee considers a number of factors when reviewing potential nominees for the Board, including, but not limited to: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (iii) experience in our industry; (iv) experience with relevant social policy concerns; (v) experience as a board member of another publicly held company; (vi) the ability and willingness to commit adequate time to our Board and its committee matters; (vii) the fit of the individual's skills with those of the other members (and potential members) of our Board in building a board that is effective, collegial and responsive to HCP's needs; (viii) academic expertise in an area of HCP's operations; and (ix) practical and mature business judgment. We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience in the Board as a whole when identifying and selecting nominees for the Board. On an annual basis, as part of the Board's self-evaluation, the Board assesses whether the mix of Board members is appropriate for the Company.

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders, and nominees for directors to be elected by the Board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of HCP or senior management. The Nominating and Corporate Governance Committee may also hire a search firm, if deemed appropriate. All potential director nominees will be initially reviewed by the Chairman of the Nominating and Corporate Governance Committee, or in the Chairman's absence, any other member of the committee delegated to initially review director candidates. The reviewing committee member will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing committee member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidates. Other Board members may also interview the prospective candidates. The Nominating and Corporate Governance Committee will provide informal progress updates to the Board and will meet to consider and recommend final director candidates to the entire Board. The Board determines which candidates are nominated or elected to fill a vacancy.

Stockholder Recommendations

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Such director recommendations will be considered properly communicated if submitted in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, c/o HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806, together with the proposed candidate's name, address, age, appropriate biographical information, descriptions of the candidate's qualifications and the relationship, if any, to the stockholder, together with any other information about the stockholder and the candidate that would otherwise be required pursuant to our Bylaws if the stockholder was nominating the candidate for election to the Board of Directors at an annual meeting of stockholders. Stockholders who are recommending candidates for consideration by the Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

Stockholder Nominations

In addition, our Bylaws permit stockholders to nominate director candidates for election to the Board of Directors at an annual meeting of stockholders. For a description of the process for nominating directors in accordance with our Bylaws, see "Deadline for Submission of Stockholder Proposals and Nominations for Next Year's Annual Meeting."

Board Leadership Structure; Meetings of Independent Directors

The Board believes it is important to select our Chairman and our Chief Executive Officer in the manner it considers in the best interests of the Company at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company's leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for the Company at this time is for Mr. Flaherty to serve as both our Chairman and Chief Executive Officer. Mr. Flaherty's combined role as Chairman and Chief Executive Officer serves as a bridge between the Board and management and provides unified leadership for carrying out the Company's strategic initiatives and business plans.

To promote the independence of the Board and appropriate oversight of management, the Independent Directors select a Lead Director, currently Mr. McKee, to facilitate free and open discussion and communication among the Independent Directors of the Board. The Lead Director presides at all executive sessions at which only non-management directors are present. These meetings are held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Lead Director or any of our other Independent Directors. In 2011, our Independent Directors met five times in executive session without management present. Our Lead Director sets the agenda for these meetings held in executive session and discusses issues that arise from those meetings with our Chairman. Our Lead Director also advises the Chairman regarding Board meeting agendas and may request inclusion of additional agenda items for meetings of the Board.

Risk Oversight

Our Board believes that effective risk management involves our entire corporate governance framework to ensure that risks are identified, monitored and addressed to limit exposures that could prevent HCP from meeting its business objectives. Management is responsible for identifying the material risks facing HCP, implementing appropriate risk management strategies that are responsive to HCP's risk profile, integrating consideration of risk and risk management into HCP's decision-making process, and, if necessary, promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board and appropriate committees of our Board. Our Board, primarily through the work of our Audit and Compensation Committees, provides Board-level oversight of these risk management activities.

Consistent with NYSE rules, the Audit Committee provides oversight at the Board level with respect to risk assessment and risk management, including the integrity of HCP's financial statements and internal control over financial reporting, as well as the performance of HCP's internal audit function. The Board and Audit Committee are responsible for reviewing and discussing with management any significant risks or exposures faced by HCP, the steps management has taken to identify, minimize, monitor or control such risks or exposures, and HCP's underlying policies with respect to risk assessment and risk management. Between January 2009 and January 2012, the Finance Committee shared a portion of the responsibility for overseeing HCP's enterprise risk management activities, although the Audit Committee retained the primary responsibility for reviewing and discussing HCP's risk management activities during this period. In addition, the Compensation Committee is responsible for overseeing HCP's assessment and management of risks related to HCP's compensation plans, policies and overall philosophy and stock option plans.

Our Board is regularly informed regarding the risk oversight discussions and activities of each of the Board committees and the Company's management. In connection with such risk oversight responsibilities, each committee delivers a report to the Board following each regular committee meeting, and provides updates at such other warranted times. In addition, management annually reports to the Board regarding the Company's enterprise risk management and periodically provides updates to the Board, as well as to the individual committees of the Board.

HCP believes that its Board leadership structure, discussed in detail under the heading "—Board Leadership Structure; Meetings of Independent Directors," supports the risk oversight function of the Board for the same reasons that HCP believes its Board leadership structure is most effective for HCP at this time, namely that it provides unified leadership through a single Chairman and Chief Executive Officer, while facilitating open discussion and communication among the Independent Directors.

Compensation Risk Assessment

We believe that our compensation programs do not encourage unnecessary or excessive risk taking that could have a material adverse effect on the Company. In particular, the Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While the Company's annual bonus plan focuses on achievement of annual goals, executives' annual bonuses are based on multiple Company and individual performance criteria as described below and the Compensation Committee retains discretion to reduce bonus amounts otherwise payable based on any factors it deems appropriate. The Compensation Committee believes that the annual bonus plan appropriately balances risk and the desire to focus executives on specific annual goals important to the Company's success.

The majority of compensation provided to our executive officers is in the form of equity awards that further align executives' interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company's stock price, and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. Our current practice is to grant executives a mixture of options and performance restricted stock units, with the performance restricted stock units being subject to the achievement of funds from operations ("FFO") per share targets established by the Compensation Committee as further described in "Executive Compensation—Compensation Discussion and Analysis." The Compensation Committee believes this mixture provides an appropriate balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten the Company's growth and stability (as restricted stock units are exposed to decreases in the price of our common stock).

Stockholder Communications with the Board

Stockholders who wish to contact members of our Board may send written correspondence to the Board of Directors of HCP, Inc. at the mailing address for our executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include their contact information. All communications from verified stockholders will be received and processed by us and then directed to the appropriate member(s) of our Board.

In addition, any interested party who wishes to communicate directly with our Lead Director, or with our Independent Directors as a group, may contact our Corporate Secretary at the mailing address for our executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806. All such communications from verified stockholders will be received and processed by us and then directed to our Lead Director.

DIRECTOR COMPENSATION—2011

The following table presents information regarding the compensation paid for 2011 to each of our Independent Directors and to Messrs. Messmer and Rosenberg, each of whom retired from the Board of Directors during 2011. The compensation paid to Mr. Flaherty is presented in the Executive Compensation disclosures beginning on page 23. Mr. Flaherty is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Christine N. Garvey	96,399	121,800	—	—	—	—	218,199

David B. Henry	79,916	121,800	—	—	—	—	201,716

Lauralee E. Martin	66,399	121,800	—	—	—	—	188,199

Michael D. McKee	93,158	121,800	—	—	—	—	214,958

Harold M. Messmer, Jr.(2)	19,615	—	—	—	—	—	19,615

Peter L. Rhein	66,399	121,800	—	—	—	—	188,199

Kenneth B. Roath(3)	66,399	121,800	—	—	—	—	188,199

Richard M. Rosenberg(4)	29,423	—	—	—	—	—	29,423

Joseph P. Sullivan	86,399	121,800	—	—	—	—	208,199

(1)
The amounts reported in Column (c) of the table above reflect the fair value on the grant date of the stock awards granted to our Independent Directors during 2011 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 16—Compensation Plans to the consolidated financial statements included as part of HCP's Annual Report on Form 10-K for the year ending December 31, 2011, filed with the SEC and incorporated herein by reference.

We granted each of our Independent Directors an award of 3,000 restricted stock units on April 28, 2011, the date of our 2011 annual meeting of stockholders. Each of these restricted stock unit awards had a value of $121,800 based on the closing price of a share of our common stock on the grant date. No option awards were granted to our Independent Directors during 2011. As of December 31, 2011, each of our Independent Directors held 7,500 unvested shares of restricted stock or restricted stock units. Messrs. Messmer and Rosenberg did not hold any unvested restricted stock or restricted stock units as of that date.

(2)
Mr. Messmer resigned from our Board of Directors upon the expiration of his term as a director effective as of April 28, 2011, the date of our 2011 annual meeting of stockholders.

(3)
During the period that Mr. Roath was employed by HCP, he accrued an annual retirement benefit pursuant to HCP's Supplemental Executive Retirement Plan. Mr. Roath is the only participant in this plan. Mr. Roath's Supplemental Executive Retirement Plan benefit paid by HCP in 2011 was $624,629. This amount is not reported in the table above as it does not constitute compensation to Mr. Roath for his services as a director.

(4)
Mr. Rosenberg resigned from our Board of Directors upon the expiration of his term as a director effective as of April 28, 2011, the date of our 2011 annual meeting of stockholders.

Director Compensation

Compensation for our Independent Directors during 2011 consisted of an annual retainer, an additional retainer for acting as the Chairperson of one of our Board's committees (other than the Nominating and Corporate Governance Committee) or Lead Director and an annual equity award.

Annual Retainers.    In July 2011, the Board of Directors approved an increase in the annual retainer for all Independent Directors, effective July 28, 2011, from $60,000 to $75,000. The other retainer amounts were not changed. The additional annual retainer for the Lead Director is $30,000, and the Chairperson for each of the Audit Committee, Compensation Committee and Finance Committee receive an additional annual retainer of $30,000, $20,000 and $20,000, respectively. Independent Directors are not provided any additional fees based on the number of meetings they attend.

HCP also reimburses Independent Directors for travel expenses incurred in connection with their duties as directors of HCP.

Annual Equity Awards.    On the date of each annual meeting of stockholders, each Independent Director who is elected at the annual meeting to serve on our Board receives an award of restricted stock units. In addition, each person who is initially elected or appointed to the Board as an Independent Director on a date other than the date of an annual meeting may receive an award of restricted stock units on the date of such initial election or appointment. The number of shares subject to these restricted stock unit awards is determined by the Board at the time of grant. These restricted stock unit awards vest ratably over four years from the date of grant and are subject to forfeiture if the director's membership on the Board terminates prior to vesting. However, the restricted stock units will automatically vest if the director's service terminates due to death, disability or a qualified retirement. The restricted stock units may also vest in connection with a change in control of HCP if the award is not assumed by the successor company. The director does not have the right to vote or dispose of the restricted stock units subject to these awards, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by HCP during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Such payments are typically made at the same time the related dividends are paid to HCP's stockholders.

On April 28, 2011, each of our Independent Directors was granted 3,000 restricted stock units. Each Independent Director's stock unit award was granted under, and is subject to the terms of, the 2006 Performance Incentive Plan (the "2006 Plan"). The Board of Directors administers the plan as to Independent Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits.

Director Stock Ownership Guidelines.    In May 2005, we established stock ownership guidelines that require Independent Directors to accumulate over time shares of HCP stock equal in value to five times the amount of the regular annual cash retainer for directors (currently $375,000). As to Independent Directors in office when the guidelines were approved, the guidelines were effective May 15, 2010. As to new Independent Directors, the guidelines are effective on the first May 15th that occurs more than five years after the director first becomes a member of our Board of Directors. Once subject to the guidelines, a director's level of stock ownership will be reviewed each year on May 15th for as long as the director remains in office.

Director Deferred Compensation Plan.    In January 1996, HCP adopted the Amended and Restated Director Deferred Compensation Plan, as amended and restated in October 2008 (the "Director Deferral Plan"), which permits our Independent Directors to elect to defer their annual retainers and any meeting fees. Amounts deferred by a director under the Director Deferral Plan are payable to such director upon the termination of his or her service on the Board of Directors or such earlier date as elected by the director. In 1997, we terminated our former director retirement plan and all amounts accrued under that plan were transferred into the Director Deferral Plan. Amounts transferred in 1997 by any director from our former director retirement plan are to be paid only after the director's retirement from the Board of Directors. A director participating in the Director Deferral Plan may elect to have deferred compensation and transferred accruals credited to (i) an interest rate account wherein the deferrals and transferred amounts accrue interest at a rate equal to the prime rate of Bank of New York minus one percent, or (ii) a stock credit account wherein the deferrals and transferred amounts are treated as if invested in HCP common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of HCP's common stock.

Non-Employee Director Stock-for-Fees Program.    Under the Non-Employee Director Stock-for-Fees Program, each of our Independent Directors may elect to receive all or a portion of his or her annual retainer and meeting fees, if any, in the form of shares of our common stock in lieu of payment in cash. If a director elects to receive fees in the form of stock, the director's election will apply to all fees that would otherwise be paid in cash but for the director's election, commencing with HCP's fiscal quarter after the election is made. Shares will be issued to directors who elect to receive stock under the program as soon as practicable after HCP pays a cash dividend to its stockholders following the quarter with respect to which the election was effective, and the number of shares to be issued will be determined by dividing (i) the amount of the fees being exchanged for the right to receive stock, by (ii) the average of the closing prices for shares of our common stock for the period of ten trading days ending with the dividend payment date.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for services rendered during 2011, as well as one other individual who served as an executive officer for a portion of 2011. These individuals are listed in the Summary Compensation Table on page 38 and are referred to as the "Named Executive Officers" in this Proxy Statement.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other Named Executive Officers, although the Compensation Committee does consider the recommendations of Mr. Flaherty in setting compensation levels for our executive officers other than Mr. Flaherty.

Executive Summary

The goals of HCP's executive compensation program are to attract and retain highly talented key employees and to reward performance by those employees that is tied to creating stockholder value. At HCP's annual meeting of stockholders held in 2011, approximately 96% of the votes cast supported the advisory vote on HCP's executive compensation program (referred to as a "say-on-pay proposal"). The Compensation Committee believes this overwhelmingly positive result of HCP's say-on-pay proposal affirms stockholders' support of HCP's approach to its executive compensation program. The Compensation Committee did not change its approach and believes the program in place, as in prior years, includes a number of features that further those goals and reflect best practices in the market.

HCP continued to deliver strong corporate performance in 2011, including the following accomplishments:

  •
  Achieved total shareholder return of 18.7% for 2011 and 51.3% for 2010 and 2011 combined.

  •
  Total shareholder return outperformed the S&P 500 by 16.5% for 2011 and 33.8% for 2010 and 2011 combined.

  •
  Total shareholder return outperformed the NAREIT Health Care Index by 5.0% for 2011 and 15.9% for 2010 and 2011 combined.

  •
  Total shareholder return outperformed the MSCI U.S. REIT Index by 10.0% for 2011 and 11.7% for 2010 and 2011 combined.

  •
  Closed $7.0 billion of investments, led by our $6.1 billion acquisition of HCR ManorCare's ("HCR") real estate assets. In connection with the acquisition, we exercised an option, negotiated for the benefit of HCP, to replace 25.7 million shares of our stock due to the seller at $33.14 per share with $852 million of cash proceeds from stock sold publicly at $35.79. These enhanced economics achieved on a large portion of the purchase price captured an additional $68 million benefit for our shareholders, thus making an already accretive transaction even more profitable.

  •
  Included in the S&P Dividend Aristocrats index (which recognizes members of the S&P 500 that have increased their dividend for at least 25 consecutive years). HCP is the first and only REIT to be included in the S&P Dividend Aristocrats index.

  •
  Achieved 4% cash same property growth over 2010.

  •
  Received credit upgrades from Fitch and Moody's and placed on positive credit watch by S&P.

  •
  Accessed the public markets to raise over $3.7 billion in capital during 2011 and renewed our $1.5 billion revolving line of credit facility.

  •
  Executed 2.8 million square feet of medical office and life science leasing with a retention rate of 75%, resulting in an increase in occupancy to 91%.

  •
  Collected $330 million from the early payoff of our debt investments in Genesis HealthCare, realizing a 40% annualized internal rate of return.

  •
  Continued to lead in sustainability as recognized by the U.S. Environmental Protection Agency and NAREIT achievements. HCP's 2011 accomplishments included: (a) earning 29 ENERGY STAR certifications in the medical office (17), life science (7) and senior housing (5) segments; (b) being recognized in May 2011 by ENERGY STAR as the leader in ENERGY STAR certifications for the medical office building category; and (c) being awarded NAREIT's "Leader in the Light" Innovator Award, which recognizes companies demonstrating excellence in energy efficiency.

Highlights of HCP's executive compensation program for 2011 include the following:

  •
  Because performance-based compensation plays a significant role in aligning management's interests with those of HCP's stockholders, a substantial portion of the executives' compensation is awarded in the form of performance-based compensation such as annual bonuses and long-term equity incentives that vest only if certain performance goals are achieved. For 2011, the Compensation Committee approved executive compensation arrangements for Mr. Flaherty, our Chairman, Chief Executive Officer and President, that resulted in approximately 96% of his total direct compensation constituting compensation that is contingent on the achievement of specific performance goals or having a value that is derived from our stock price, with his base salary constituting the balance of his 2011 total direct compensation.

  •
  For 2011, as in prior years, the award of annual bonuses to the executive officers participating in the executive bonus program was determined based on HCP's funds from operations ("FFO") per share relative to a target level established by the Compensation Committee at the beginning of the fiscal year. If the target FFO goal was achieved, the amount of the annual bonus that could be awarded to each executive was capped, and the Compensation Committee had discretion under the program to determine in its judgment the amount of the bonus to be awarded to each executive (in each case, up to the maximum amount provided under the program) based on its assessment of HCP's performance as set forth above and with reference to its per-share FFO and funds available for distribution, dividend payout ratio, capital structure management and same property performance for the fiscal year, as well as the executive's individual performance and any other factors it deemed appropriate. If the target FFO goal was not achieved, the executive's maximum bonus level would be reduced on a prorated basis, and no bonus would be paid at all if HCP did not achieve a threshold level of FFO per share.

  •
  The substantial majority of the annual equity grants to our executive officers for 2011 consisted of performance restricted stock units that would be eligible to vest based on HCP's FFO per share for 2011 relative to threshold and target goals established by the Compensation Committee at the beginning of the fiscal year. If the threshold level was not achieved, the award would be forfeited. If the threshold level was achieved, the number of units eligible to vest based on HCP's performance (which would be prorated if the target performance level was not achieved) would vest over a four-year period from the grant date, providing an additional retention incentive for our executive officers.

  •
  The balance of each executive's 2011 annual equity award consisted of a stock option that would have value only to the extent that HCP's stock price increased following the grant date.

  •
  To promote alignment of management's and stockholders' interests, all executives at the level of executive vice president or higher are required to meet stock ownership guidelines under HCP's stock ownership program.

  •
  The Compensation Committee retains and, in setting HCP's executive compensation policies, regularly seeks the advice of an independent compensation consultant.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of HCP's executive compensation program to ensure that:

  •
  the program is designed to achieve HCP's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

  •
  the program adequately rewards performance that is tied to creating stockholder value.

The Compensation Committee also considers compensation levels of other equity REITs with large market capitalizations, including those that specialize in healthcare.

HCP's current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (i) base salary; (ii) annual incentive cash bonuses; and (iii) long-term stock awards, including stock options and awards of restricted stock units that are subject to both performance-based and time-based vesting requirements. HCP also provides, in some cases, severance benefits to Named Executive Officers whose employment terminates under certain circumstances, generally following a change in control of HCP. HCP also granted Mr. Flaherty a time-based restricted stock unit award in 2006 that is intended to provide both a long-term retention incentive and a supplemental retirement benefit. In general, HCP does not maintain programs for providing perquisites and personal benefits to its executive officers, although the Compensation Committee may approve certain benefits as it considers appropriate in the circumstances, such as the reimbursement of certain relocation expenses for an executive in connection with the executive's initial hiring by HCP.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may change from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries, are paid out on a short-term or current basis. Other elements, such as benefits provided upon termination of employment generally following a change in control and the equity awards that are subject to multi-year vesting schedules, are paid out on a longer-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives.

Annual bonuses and long-term equity incentives are the elements of our executive compensation program that are designed to reward performance and provide incentives to create stockholder value. Annual bonuses are primarily intended to motivate Named Executive Officers to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers' long-term interests with stockholders' long-term interests, although we believe they also play a role in helping us to reward performance and to attract and retain top executives. For a given fiscal year, the Compensation Committee makes incentive compensation decisions retrospectively for both annual and long-term incentives after the end of the year, evaluating performance during that year. That is, bonus payments and long-term incentive compensation awards granted in January 2011 and January 2012 were based in part on an assessment of performance during 2010 and 2011 performance, respectively.

The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management's interests with those of HCP's stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers' compensation. In 2011, the Compensation Committee approved executive compensation arrangements for Mr. Flaherty, our Chairman, Chief Executive Officer and President, that resulted in approximately 96% of Mr. Flaherty's total direct compensation constituting compensation that is performance-based or with a value which is derived from our stock price, with his base salary constituting the balance of his 2011 total direct compensation (as used in this discussion, the term "total direct compensation" means the aggregate amount of the executive's base salary, actual annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in HCP's financial reporting).

CEO Total Direct Compensation

With respect to our other Named Executive Officers who served as executive officers of HCP throughout 2011, the Compensation Committee approved executive compensation arrangements that resulted in approximately 76% to 90% of each executive's total direct compensation being compensation that is performance-based and a portion of the value of which is derived from our stock price, with base salary constituting the balance of the executive's 2011 total direct compensation.

Compensation Consultant; Review of Relevant Compensation Data

The Compensation Committee's practice has been to retain an independent compensation consultant to advise it on (1) types of compensation arrangements, (2) compensation practices of certain targeted peer companies deemed representative of the industry and HCP's market capitalization, and (3) laws, rules, regulations and tax aspects relevant to the work of the Compensation Committee. For 2011, the Compensation Committee retained FPL Associates to provide these services. For more information on the services provided to HCP by FPL Associates in 2011, please see "Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee."

Based on FPL Associates' recommendations, the Compensation Committee selected the following companies as HCP's peer group in 2011 for compensation purposes.

AvalonBay Communities, Inc.	Host Hotels & Resorts, Inc.
Boston Properties, Inc.	ProLogis
Equity Residential	Public Storage
General Growth Properties, Inc.	Ventas, Inc.
Health Care REIT, Inc.	Vornado Realty Trust

The peer companies selected for 2011 consist of equity REITs with large capitalizations that are substantially comparable to HCP. All but one of the peer companies, like HCP, are members of the S&P 500. The peer companies for 2011 are the same as the peer companies for 2010, except that General Growth Properties, Inc. and Health Care REIT, Inc. replaced Kimco Realty Corporation and Simon Property Group, Inc. in order to more closely align the market capitalization of the peer companies with those of HCP. As HCP was one of the largest U.S. publicly traded REITs as of December 31, 2011, HCP's market capitalization and total capitalization rank slightly higher than the average levels of the peer group. In making its compensation comparisons, the Compensation Committee takes into account HCP's market capitalization and total capitalization compared to the peer companies.

In 2011, the Compensation Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by the Named Executive Officers. This data consisted of base salary, cash bonus and equity award information, as well as total direct compensation paid by each of the peer companies as reflected in their proxy statements. Although the Compensation Committee reviewed and discussed the compensation data provided by the consultant to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against the peer group data (i.e., the Compensation Committee does not "benchmark" HCP's executive compensation levels). As described below, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions.

The Role of Stockholder Say-on-Pay Votes

HCP's stockholders are provided with an opportunity to cast an annual advisory vote on HCP's executive compensation program through the say-on-pay proposal. At HCP's annual meeting of stockholders held in April 2011, approximately 96% of the votes cast supported HCP's say-on-pay proposal. The Compensation Committee believes these strong results affirm stockholders' support of HCP's approach to its executive compensation program. The Compensation Committee did not change its approach and believes the program in place, as in prior years, includes a number of features that further the goals of HCP's executive compensation program and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of HCP's say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

Current Executive Compensation Program Elements

Base Salaries

Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis. Our Compensation Committee believes that a significant portion of executive officers' compensation should be in the form of incentive compensation that helps to align the interests of our executives with those of our stockholders. Accordingly, and while the Compensation Committee does not specifically establish our executive base salary levels against peer group data alone, our executive officers' salary levels are usually at the median or at lower levels relative to industry data so that a greater percentage of our executives' compensation may be delivered in the form of incentive compensation.

In setting specific salary levels for each Named Executive Officer and HCP's other executive officers, the Compensation Committee assesses the executive's past performance and expected future contributions to HCP, as well as Mr. Flaherty's recommendations with respect to executive officers other than himself. The Compensation Committee believes that the base salary levels of the Named Executive Officers and the other executive officers are reasonable in view of competitive practices, HCP's performance and the contribution of those officers to that performance.

The Compensation Committee determined in January 2011 that the base salary levels for Messrs. Gallagher, Herzog and Gonzalez-Pita would be increased to $500,000 based on its subjective assessment of their respective responsibilities with HCP and competitive considerations. Upon Mr. Schoen's promotion to Chief Financial Officer in May 2011, the Compensation Committee approved an increase in his annual base salary to $500,000 in light of his increased responsibilities and to be consistent with the base salary level for Mr. Herzog, his predecessor in that position.

Annual Incentive Cash Bonuses

HCP maintains the Executive Bonus Program (the "Bonus Program") to provide our executive officers with a cash bonus opportunity each year. The Bonus Program was adopted under our 2006 Plan, which has been approved by our stockholders and includes provisions for a cash bonus feature that is designed to qualify annual bonuses as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

Under the Bonus Program, the Compensation Committee selects the executives who will participate in the program at the beginning of each year and establishes a maximum bonus amount for each executive. The Compensation Committee also determines a target amount for HCP's FFO per share (the "FFO Per Share") for the year, with the amount of the executive's bonus to be determined based on HCP's FFO Per Share for the year as compared with the target FFO Per Share established by the Compensation Committee. If the FFO Per Share equals or exceeds the target FFO Per Share, the Bonus Program provides for payment of up to 100% of the executive's maximum bonus amount. If the FFO Per Share is less than 68% of the target FFO Per Share, no bonuses would be paid under the Bonus Program. An executive's maximum bonus will be reduced for FFO Per Share results between 68% and 100% of the target FFO Per Share. "FFO" means HCP's funds from operations, a measure derived from HCP's net income but excluding certain items such as depreciation and amortization of real estate assets that may limit the usefulness of net income as a measure of HCP's operating performance. Under the Bonus Program and for purposes of the equity awards described below, FFO is calculated under rules prescribed by NAREIT but before taking into account any non-recurring charges incurred by HCP for strategic or financing transactions approved by the Board of Directors, impairments, and contingencies, losses, settlements, and costs and expenses of litigation. FFO is a widely used measure of operating performance of REITs, and the Compensation Committee believes that it is appropriate to use FFO in determining HCP's performance for purposes of its Bonus Program as well as its equity awards.

In addition, the Bonus Program provides that the Compensation Committee has sole discretion to reduce the amount of the bonus awarded to any participant in the program. Thus, the Bonus Program is designed to establish each participating executive's maximum annual bonus in a manner that complies with the performance-based compensation requirements of Section 162(m), while still preserving the Compensation Committee's flexibility to determine the actual bonus for each executive up to the maximum bonus amount based on the executive's individual performance and such other factors as the Compensation Committee deems appropriate.

The Compensation Committee established a target FFO Per Share of $2.38 for purposes of the 2011 Bonus Program and a maximum bonus amount for each of the Named Executive Officers that was eligible to participate in the 2011 Bonus Program. The maximum bonus levels were determined by the Compensation Committee taking into account the practices of companies in our compensation peer group (identified above), the executive's position with HCP and total compensation package, the executive's performance of individual responsibilities, the executive's contribution to the success of HCP's financial performance, and a desire that a substantial portion of each executive's annual compensation opportunity should be "at risk" based on individual and HCP performance. The Compensation Committee determined that it would be appropriate to keep the same maximum bonus levels for Messrs. Flaherty and Gallagher for 2011 as their 2010 levels, while increasing the maximum bonus levels for certain executives of HCP (including Messrs. Schoen and Klaritch and Ms. Tate) over their 2010 levels to give the Compensation Committee greater flexibility to take into account the performance of HCP and the individual executive during the year in determining the final bonus amounts.

The Compensation Committee determined in January 2012 that HCP's FFO Per Share for 2011 exceeded the target FFO Per Share established for the Bonus Program. Based on its subjective assessment of HCP's performance and each Named Executive Officer's performance and contributions to HCP's success during fiscal year 2011, the Compensation Committee determined the appropriate bonus amount to award to each Named Executive Officer. Specifically, in determining Mr. Flaherty's bonus, the Compensation Committee considered HCP's achievements during 2011 described under the "Executive Summary" section, as well as HCP's performance described therein and with reference to its per-share FFO and funds available for distribution, dividend payout ratio, capital structure management and same property performance. The Compensation Committee also considered these and other factors in its bonus determinations for the other Named Executive Officers as follows: for Mr. Gallagher, his role in HCP's achieving 4% year-over-year growth in same property performance and its strategic investments and dispositions during the year; for Mr. Schoen, his role in HCP's total shareholder return for the year and capital market financings; for Mr. Klaritch, his role in HCP's achieving significant year-over-year growth in same property performance in the medical office building segment, executing significant transactions and achieving other operational efficiencies in the medical office building portfolio and leading HCP in sustainability initiatives resulting in material energy usage reduction and the receipt of important awards and certifications; and for Ms. Tate, her role in achieving year-over-year growth in same property performance in HCP's senior housing, post-acute/skilled nursing and hospital segment, the integration of 334 HCR properties and other acquisition, development, expansion and restructuring transactions.

The following table presents the maximum bonus amount for each Named Executive Officer that was eligible to participate in the 2011 Bonus Program and the final bonus amount awarded to each executive under the program:

Named Executive Officer(1)	Maximum Bonus Under 2011 Bonus Program	Actual Bonus Under 2011 Bonus Program

James F. Flaherty III(2)	$3,000,000	$1,462,500

Timothy M. Schoen	$ 450,000	$ 450,000

Paul F. Gallagher	$ 975,000	$ 975,000

Thomas M. Klaritch	$ 450,000	$ 450,000

Susan M. Tate	$ 450,000	$ 350,000

(1)
Messrs. Herzog and Gonzalez-Pita terminated employment with HCP during 2011 and were not eligible to receive a bonus under the 2011 Bonus Program. Their maximum bonus amounts established at the beginning of 2011 were $675,000 and $1,065,000, respectively. Additionally, Mr. Anderson did not participate in the 2011 Bonus Program as he is not an executive vice president or more senior officer of HCP. In January 2012, the Compensation Committee approved a discretionary bonus to Mr. Anderson in the amount of $271,000 based on its subjective assessment of his performance during 2011.

(2)
Mr. Flaherty's actual bonus under the 2011 Bonus Program was at a lower level relative to his maximum bonus amount than the other executives because the Compensation Committee decided to award a greater percentage of his overall compensation in the form of equity awards rather than cash. Accordingly, Mr. Flaherty was awarded a lower cash bonus under the program and a larger equity award.

The Compensation Committee also noted that Mr. Schoen's maximum bonus amount was established prior to his promotion to Chief Financial Officer in May 2011 and determined in its judgment that it would be appropriate to award him an additional discretionary bonus of $331,250 in light of his increased responsibilities with HCP in that position and his contributions to HCP's achievements, noted above, during 2011.

Long-Term Incentive Equity Awards

HCP's policy is that the long-term compensation of its Named Executive Officers and other executive officers should be linked to the value provided to stockholders. For this reason, equity compensation constitutes a substantial portion of each of our Named Executive Officers' compensation. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

  •
  the executive's position with HCP and total compensation package;

  •
  the executive's performance of individual responsibilities;

  •
  the equity participation levels of comparable executives at companies in our compensation peer group (identified above); and

  •
  the executive's contribution to the success of HCP's financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of the accounting impact and potential dilution effects of the grants and a desire that a substantial portion of each executive's annual compensation opportunity should be "at risk" based on individual and HCP performance.

In determining the levels for equity awards granted in 2011, the Compensation Committee took into account HCP's substantial achievements during 2010 as reported in the proxy statement for the 2011 annual meeting of stockholders. While the Compensation Committee does not base equity award levels on the achievement of specific performance metrics, it does consider the performance of HCP during the prior year as well as historical grant levels to inform its decision-making process. The Compensation Committee also considered the recommendations of Mr. Flaherty with respect to equity awards granted to the Named Executive Officers other than himself.

Annual award grants are approved by the Compensation Committee in late January or early February each year. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year. Even though these equity awards are granted during the beginning of the fiscal year and are typically subject to performance- and/or time-based vesting conditions, the Compensation Committee assesses, in its subjective judgment, HCP's and the Named Executive Officer's overall general performance for the immediately preceding year in granting these awards. Since the Compensation Committee takes that general assessment of performance for the immediately preceding year into account in determining the grants, for compensation planning purposes the Compensation Committee views these awards as being part of the compensation opportunities for that immediately preceding year (and not for the actual year in which the grant occurs). For more information, please see the section titled "Compensation Committee View that Equity Awards Relate to Prior Performance."

Performance-Based Restricted Stock Units.    HCP grants long-term incentive awards to Named Executive Officers in the form of performance-based restricted stock units. These performance units are granted early in the calendar year, the amount of such awards predicated on the prior year's performance, and subsequently become eligible to vest based on HCP's actual performance during that year relative to a performance goal established by the Compensation Committee. Once the performance units become eligible to vest, they generally vest ratably over the four-year period after the date of grant. Thus, the performance units are designed both to motivate executives to maximize HCP's performance for the year in which the units are granted and to provide a long-term retention incentive for the vesting period with respect to those units that become eligible to vest based on HCP's performance. The performance-based component of the award is also designed to be tax deductible under applicable tax law. See the discussion under the section titled "Policy with Respect to Section 162(m)."

In January 2011, the Compensation Committee granted performance units to each of our Named Executive Officers employed by us at that time (other than Mr. Anderson, who received restricted stock units that were not subject to performance-based vesting). The material terms of these awards are described in the "Description of Plan-Based Awards" section included later in this Proxy Statement. The performance units granted to each of our Named Executive Officers constitute approximately 80% of the officer's total annual equity award granted for 2011, with the stock options described below constituting the remaining approximately 20% (based on the grant-date fair value of such awards as determined under the accounting principles used in HCP's financial reporting). The Compensation Committee believes this mixture of performance units and options is appropriate and consistent with the practices of the comparable equity REITs considered by the Compensation Committee.

As in prior years, the performance units granted in 2011 became eligible to vest based on HCP's FFO. For purposes of these awards, the Compensation Committee establishes an FFO performance goal and an FFO threshold amount for the year in which the units are granted. If the FFO performance goal is met or exceeded, all of the units subject to the award will become eligible to vest based on the time-based vesting requirements. If the FFO threshold amount is not met, all of the units subject to the award will be cancelled. If HCP's FFO is less than the performance goal established for that year but greater than the threshold amount, a prorated percentage of the units will become eligible to vest.

For the performance units granted in 2011, the Compensation Committee established as the performance goal an FFO Per Share of $2.38 (the same goal established for purposes of the Bonus Program and with FFO being subject to the adjustments described above in connection with the Bonus Program). As noted above, the Compensation Committee determined in January 2012 that HCP exceeded this performance goal, and all of the performance units granted to the Named Executive Officers in January 2011 became eligible to vest accordingly.

Stock Options.    HCP also grants a portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of our common stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the fair market value of our common stock appreciates above the exercise price of the stock options, which further aligns the interests of our Named Executive Officers with those of our stockholders. The stock options also function as a retention incentive for our executives as they vest ratably over the four-year period after the date of grant.

In January 2011, the Compensation Committee granted stock options to each of our Named Executive Officers employed by us at that time. The material terms of these options are described in the "Description of Plan-Based Awards" section included later in this Proxy Statement. At that time, Mr. Anderson also received a grant of 6,712 restricted stock units that are scheduled to vest over a four-year period. The Compensation Committee approved this grant in recognition of Mr. Anderson's past and expected future contributions to HCP.

Special Awards in Connection with the HCR Acquisition.    In April 2011, HCP closed the acquisition and long-term triple net master lease of 334 post-acute, skilled nursing and assisted living facilities of HCR for a total consideration of $6.1 billion in cash, and HCP exercised its option to purchase an equity interest in the operations of HCR for $95 million, representing a 9.9% equity interest in HCR at the closing of the transaction (together, these transactions are referred to as the "HCR Acquisition"). The HCR Acquisition was an important transaction for HCP that was significantly and immediately accretive, includes material rent increases during the term of the lease and established a long-term, strategic relationship with the largest provider of post-acute rehabilitative care and skilled nursing in the United States.

In May 2011, the Compensation Committee approved special awards of restricted stock units for Messrs. Flaherty and Gallagher and Ms. Tate, as well as certain other executives who contributed materially to the transaction and who are not Named Executive Officers, to recognize their significant contributions to the HCR Acquisition. The size of each award was determined by the Compensation Committee, in its discretion, based on its assessment of the award recipients' existing compensation levels, as well as responsibilities for and contributions to the transaction. The number of units subject to these awards, as well as the grant date value of these awards, is presented in the following table.

Name	Grant Date	Restricted Stock Units (#)(1)	Grant Date Award Value ($)(2)

James F. Flaherty III	5/30/2011	100,752	3,749,989

Paul F. Gallagher	5/30/2011	33,584	1,249,996

Susan M. Tate	5/30/2011	5,372	199,946

All Other Employees (4 Individuals)	5/30/2011	14,780	550,111

(1)
The restricted stock units are scheduled to vest ratably over the four-year period after the date of grant of the awards, commencing on May 30, 2012.

(2)
The grant date award value reflects the number of restricted stock units awarded multiplied by $37.22, the closing price of our common stock on the trading day immediately preceding the grant date.

Compensation Committee View that Equity Awards Relate to Prior Performance.    Our standard practice with respect to the granting of equity awards is for the Compensation Committee to approve annual awards in late January or early February each year. The Compensation Committee generally does not grant equity awards at any other time during the year, except for grants made with respect to new hires, the promotion of employees or other special circumstances (such as the May 2011 awards noted above in connection with the HCR Acquisition). Even though the annual equity awards are usually granted early in the fiscal year and are typically subject to performance and/or time-based vesting conditions, the Compensation Committee assesses HCP's and the Named Executive Officer's overall performance for the immediately preceding year in granting these awards. Since the Compensation Committee takes its assessment of performance for the immediately preceding year into account in determining the grants, the Compensation Committee views these awards as being compensation for that immediately preceding year (and not for the year in which the grant actually occurs).

In order to provide our stockholders with a more complete picture of the compensation of our Named Executive Officers that is consistent with the way the Compensation Committee views our compensation program, we are providing supplemental compensation information not required by the SEC. The table below shows, for each Named Executive Officer serving as an executive officer of HCP at the end of 2011, the Named Executive Officer's salary, bonus, and annual long-term equity incentive award value for services performed in 2011, 2010 and 2009. In contrast to the Summary Compensation Table on page 38, which discloses as compensation the grant date fair value of equity awards in the year the awards are granted, the table below discloses as compensation the grant date fair value of equity awards in the year immediately before the year in which they are granted. For example, the table below discloses the grant date fair value of equity awards granted in January 2012 as being compensation for the Named Executive Officer in 2011. In granting these awards, the Compensation Committee took into account HCP's substantial achievements for 2011 described under the "Executive Summary" section, as well as HCP's performance described therein and with reference to its per-share FFO and funds available for distribution, dividend payout ratio, capital structure management and same property performance. In addition, the Compensation Committee exercised its discretion with respect to the factors set forth in the "Long-Term Incentive Equity Awards" section in determining the value of equity awards granted to each Named Executive Officer. The following information should be read in conjunction with the Summary Compensation Table and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)	Annual Cash Incentive Award ($)(1)	Long-Term Equity Incentive Award Value ($)(2)	Total Compensation ($)(3)

James F. Flaherty III	2011	600,000	1,462,500	8,937,433	10,999,993
	2010	600,000	1,462,500	6,350,024	10,000,019
	2009	600,000	1,462,500	4,130,028	7,962,529

Timothy M. Schoen(4)	2011	438,021	781,250	999,960	2,218,710

Paul F. Gallagher	2011	500,000	975,000	2,525,044	4,000,044
	2010	350,000	650,000	1,999,980	3,499,980
	2009	350,000	650,000	1,330,040	2,900,033

Thomas M. Klaritch	2011	350,000	450,000	550,030	1,350,030
	2010	350,000	300,000	520,101	1,300,104
	2009	350,000	250,000	367,558	1,125,062

Susan M. Tate	2011	350,000	350,000	349,971	1,049,971

(1)
The amounts reported in this Column consist of those amounts shown in the "Bonus" and "Non-Equity Incentive Plan Compensation" Columns, as applicable, to the Summary Compensation

  Table on page 38 of this Proxy Statement. As described in the Compensation Discussion and Analysis, each of the Named Executive Officers employed by us in January 2012 received an annual cash incentive award for performance in 2011 under our Executive Bonus Program.

(2)
The amounts reported in this Column for each year reflect the fair value on the grant date of the restricted stock unit awards and option awards, respectively, granted to our Named Executive Officers shortly following the particular year and that, in the Compensation Committee's view, are intended to serve as compensation for that particular year (e.g., the grant-date fair value of the awards that were granted in January 2012 are shown as compensation for performance year 2011). However, the grant date fair value of the special equity award to Mr. Schoen in 2011 upon his promotion to Executive Vice President—Chief Financial Officer is excluded from the table since such special award was not based on the prior year's performance. Such award to Mr. Schoen consisted of 13,432 restricted stock units with an aggregate grant date value of $499,939. The grant date fair values of the equity awards granted in May 2011 to Messrs. Flaherty and Gallagher and Ms. Tate in connection with the HCR Acquisition are also not reflected in the table since these were special awards related to significant contributions to the transaction that spanned both 2010 and 2011, and were not related to performance for only one year. The grant date values for these awards are noted on page 38 of this Proxy Statement. For a discussion of the assumptions and methodologies used to determine the grant date value of HCP's equity awards reflected above, please see footnote (2) to the Summary Compensation Table on page 38 of this Proxy Statement. For the awards granted in January 2012 with respect to performance year 2011, approximately 85% of the aggregate grant-date fair value of the award was allocated to a grant of performance-based restricted stock units, with the remaining 15% being allocated to the grant of a stock option.

(3)
The amounts reported in the "All Other Compensation" Column of the Summary Compensation Table on page 38 of this Proxy Statement and the values for special equity awards (i.e., in connection with the HCR Acquisition and in connection with Mr. Schoen's promotion) as previously discussed are excluded from the table above and not reflected in this "Total Compensation" Column.

(4)
Mr. Schoen was appointed as HCP's Executive Vice President—Chief Financial Officer effective May 31, 2011.

Severance and Change in Control Severance Benefits

HCP believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, HCP provides such protections for each of the Named Executive Officers and certain other executive officers of HCP. In the case of Mr. Flaherty, these benefits are provided under his employment agreement. Our other Named Executive Officers employed by us at the end of 2011 are entitled to participate in our Change in Control Severance Plan (the "CIC Plan"), which provides severance benefits on certain terminations of the executive's employment following a change in control of HCP. The Compensation Committee evaluates the level of severance benefits to provide a participating Named Executive Officer on a case-by-case basis, and in general, HCP considers these severance protections an important part of an executive's compensation and consistent with competitive practices.

As described in more detail in the "Potential Payments Upon a Termination or Change in Control" section included later in this Proxy Statement, under his employment agreement, Mr. Flaherty would be entitled to severance benefits in the event of a termination of employment by HCP without cause or by him for good reason, or due to his death or disability. HCP has determined that it is appropriate to provide Mr. Flaherty with severance benefits under these circumstances in light of his position with HCP and as part of his overall compensation package. The severance benefits for Mr. Flaherty are determined as if he continued to remain employed by HCP for two years following his termination date. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by HCP without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the executive's employment.

HCP believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with HCP during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Mr. Flaherty and the Named Executive Officers participating in our CIC Plan with severance benefits if the executive's employment is terminated by HCP without cause or by the executive for good reason in connection with a change in control. The severance benefits are determined as if the executive had continued to remain employed by HCP for two years (or three years, in the case of Mr. Flaherty) following the executive's termination date. Because we believe that a termination by an executive for good reason is conceptually the same as a termination by HCP without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We do not believe that Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits in the context of a change in control is only triggered by an actual or constructive termination of employment following the change in control.

As part of their change in control severance benefits, Mr. Flaherty and each Named Executive Officer who participates in the CIC Plan would be reimbursed for the full amount of any excise taxes imposed on the executive's severance payments and any other payments under Section 4999 of the Internal Revenue Code. For Mr. Flaherty, this benefit is provided pursuant to his employment agreement entered into in 2005, and for the other Named Executive Officers, this benefit is provided pursuant to the CIC Plan, which was adopted in 2007. We provide our executives with a "gross-up" for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for these executives without factoring in the adverse tax effects on them that may result from these excise taxes. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences he may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for our Named Executive Officers and consistent with industry practice.

Retention and Supplemental Retirement Equity Grant for Chief Executive Officer

In 2006, the Compensation Committee determined that it would be appropriate to provide Mr. Flaherty with a supplemental retirement benefit program that would also serve as a long-term retention incentive. To help accomplish this goal, it was determined that any retirement benefit for Mr. Flaherty should accrue over a significant period of time, and that any benefit should also be subject to significant vesting requirements. The Compensation Committee determined that a benefit denominated in shares of HCP's common stock was advisable so that Mr. Flaherty's actual benefit would depend in large part on the long-term performance of HCP's common stock, thus further linking Mr. Flaherty's interests with those of HCP's stockholders.

The vesting schedule for the restricted stock units is intended to reflect that the grant includes both a typical time-based vesting component and a benefit accrual component. In general, no portion of the restricted stock unit grant is scheduled to vest before Mr. Flaherty attains age 55, and subject to Mr. Flaherty's continued employment with HCP, the restricted stock units will vest in annual installments over the ten-year period following 2012 (the year in which Mr. Flaherty will attain age 55). The grant is also intended to provide a retirement benefit that accrues for each year of Mr. Flaherty's service with HCP for the period commencing with Mr. Flaherty's hiring in 2002 and continuing through his attainment of age 65. Accordingly, the percentage of the restricted stock units that vests each year varies because of the effect of the benefit accrual component on the vesting schedule. Mr. Flaherty will not be entitled to any benefit with respect to the restricted stock units if he voluntarily terminates employment before attaining age 55. As described under the "Potential Payments Upon a Termination or Change in Control" section included later in this Proxy Statement, the restricted stock units are subject to severance protections for Mr. Flaherty similar to those included in his employment agreement.

Separation and Consulting Agreements with Messrs. Herzog and Gonzalez-Pita

During 2011, HCP entered into separation, consulting and general release agreements with each of Mr. Herzog and Mr. Gonzalez-Pita in connection with their resignation as officers of HCP in March 2011 and May 2011, respectively. Each of these agreements requires the executive to provide certain consulting services to HCP following his resignation in exchange for certain payments and benefits as described under the "Potential Payments Upon a Termination or Change in Control" section included later in this Proxy Statement. These agreements were negotiated with the executive, and the Compensation Committee determined in each case that these payments and benefits were appropriate in light of the executive's service to HCP and to secure a release of claims in its favor.

Subsequent Compensation Actions

On January 26, 2012, the Compensation Committee approved, and HCP entered into, separate employment agreements with Messrs. Gallagher and Schoen. Each employment agreement provides for the executive to receive an initial base salary of $500,000, which may subsequently be increased by HCP but not reduced, and an annual incentive bonus based on company and individual performance criteria as determined by the Compensation Committee. Each executive is also entitled to participate in HCP's benefit plans made available generally to HCP's senior executives. Each employment agreement provides for a three-year term, which will be automatically extended for additional one-year periods unless either party gives prior written notice that the term will not be extended.

Under the employment agreements, if the executive's employment with HCP is terminated by HCP without cause or by the executive for good reason (as such terms are defined in the agreements), the executive will be entitled to a severance benefit, to be paid in a lump sum, equal to the sum of (i) his base salary at the annualized rate in effect on his termination date, and (ii) the greater of his annual incentive bonus for HCP's last fiscal year for which the Compensation Committee has determined bonuses for executives generally prior to the termination date (the "last bonus year") or the average of his annual incentive bonuses for HCP's last three fiscal years ending with the last bonus year. In addition, any portion of the executive's then-outstanding equity awards granted by HCP that are scheduled to vest within two years following the termination date will immediately vest (or, in the case of awards subject to performance-based vesting requirements, the award will be held open until the end of the relevant performance period and, as to any portion of the award eligible to vest based on the level of performance achieved, the executive will be credited with two additional years of service after the termination date for purposes of applying any time-based vesting requirements applicable to the award). In each case, the executive's right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of HCP and complying with certain non-solicitation and other restrictive covenants set forth in the employment agreement. In addition, in the event of termination of the executive's employment, the executive would generally be entitled to reimbursement for his premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for continued health coverage for up to 12 months following his termination date.

If the executive becomes entitled to severance benefits under the CIC Plan, he would be entitled to receive the benefits provided under the CIC Plan and not the benefits provided under his employment agreement.

Stock Ownership Program

In January 2003, our Compensation Committee adopted a stock ownership program pursuant to which each member of HCP's senior leadership team must own specified dollar amounts of HCP common stock, generally based on the individual's salary. The program applies to executives at the level of executive vice president or higher and includes an executive's common stock, unvested stock awards and any HCPI/Tennessee DownREIT units held by the executive in limited liability companies in which HCP is the managing member (collectively, "HCP eligible securities") in determining the executive's stock ownership for purposes of the program. Under the program, each of the Chairman, Chief Executive Officer and President is required to own HCP eligible securities with a value equal to at least five times his base salary. Each of the other executive officers is required to own HCP eligible securities with a value equal to at least three times his or her base salary. All executives must achieve their mandatory holdings within five years of the adoption of the program or, as to newly-hired or promoted executives, within five years of becoming subject to the program. Each of the Named Executive Officers who has been with HCP as an executive for at least five years has achieved the mandatory holdings.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain of their other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and performance-based restricted stock units granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of HCP and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee currently consists of Mr. Henry (Chair), Ms. Martin, and Mr. Rhein, each of whom is independent as defined by NYSE rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

David B. Henry (Chair) Lauralee E. Martin Peter L. Rhein

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other Company filing (including any future filings) under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report were committee members during all of 2011, except that Mr. McKee served as a member and chair of the Compensation Committee through July 28, 2011, and Ms. Martin was appointed as a member of the Compensation Committee on July 28, 2011. No one who served on the Compensation Committee at any time during 2011 is or has been an executive officer of HCP or had any relationships requiring disclosure by HCP under the SEC's rules requiring disclosure of certain relationships and related person transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of HCP or a member of HCP's Compensation Committee during the fiscal year ended December 31, 2011.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for 2011. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of nonqualified stock options and performance-based restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards During 2011 table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2011, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2011. The Outstanding Equity Awards at December 31, 2011 and Option Exercises and Stock Vested During 2011 tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE—2009-2011

The following table presents information regarding compensation of our principal executive officer, each individual who served as our principal financial officer at any time during 2011, and our three other most highly compensated executive officers for services rendered during 2011, 2010 and 2009, as well as one other individual who served as an executive officer for a portion of 2011, for services rendered during 2011. These individuals are referred to as "Named Executive Officers" in this Proxy Statement.

Name and Principal Position(s) (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)

James F. Flaherty III	2011	600,000	—	10,100,013	1,587,495	1,462,500	—	12,644	13,762,652
Chairman, Chief Executive	2010	600,000	—	4,130,028	1,770,001	1,462,500	—	11,290	7,973,819
Officer and President	2009	600,000	—	3,893,345	2,006,431	1,462,500	—	11,290	7,973,566

Timothy M. Schoen(4)	2011	437,500	331,250	1,020,040	130,003	450,000	—	11,394	2,380,187
Executive Vice President—
Chief Financial Officer

Paul F. Gallagher	2011	500,000	—	3,249,976	499,999	975,000	—	11,394	5,236,369
Executive Vice President—	2010	350,000	—	1,330,040	569,993	650,000	—	10,040	2,910,073
Chief Investment Officer	2009	350,000	—	1,240,638	639,464	650,000	—	10,040	2,890,142

Thomas M. Klaritch	2011	350,000	—	520,101	130,003	450,000	—	11,394	1,461,498
Executive Vice President—	2010	350,000	—	367,558	157,504	300,000	—	10,040	1,185,320
Medical Office Properties	2009	350,000	—	390,362	160,136	250,000	—	10,040	1,160,538

Susan M. Tate	2011	350,000	—	679,982	119,997	350,000	—	11,365	1,511,344
Executive Vice President—
Post-Acute and Hospitals

Scott A. Anderson(5)	2011	314,583	271,000	660,217	62,016	—	—	37,724	1,345,540
Senior Vice President—
Chief Accounting Officer

Thomas M. Herzog(6)	2011	187,500	—	1,520,091	380,002	—	—	2,413,398	4,500,991
Former Executive Vice	2010	350,000	—	840,011	359,987	450,000	—	33,815	2,033,813
President—Chief Financial Officer	2009	241,410	450,000	750,014	—	—	—	135,188	1,576,612

J. Alberto Gonzalez-Pita(7)	2011	250,000	—	632,016	158,014	—	—	1,983,035	3,023,065
Former Executive Vice	2010	218,750	710,000	749,152	—	—	—	36,784	1,714,686
President—General Counsel
and Corporate Secretary

(1)
As described in the Compensation Discussion and Analysis section, each of the Named Executive Officers employed by us in February 2012 received an annual incentive bonus for 2011 under our Executive Bonus Program in the amount reported in Column (g) of the table above, except that Mr. Anderson does not participate in the Executive Bonus Program.

(2)
The amounts reported in Columns (e) and (f) of the table above for each fiscal year reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during the fiscal year. (These grant date values include, in each case and as applicable, both annual equity awards granted and any special equity awards, such as the special equity awards granted in connection with the HCR Acquisition and any equity awards in connection with a new hire or promotion. For example, the fair value on the grant date of the special equity awards granted in May 2011 to Messrs. Flaherty and Gallagher and Ms. Tate of $3,749,989, $1,249,996 and $199,946, respectively, in connection with the HCR Acquisition are reflected in Column (e) of the table above notwithstanding that these special equity awards related to the significant contributions of such officers to the HCR Acquisition that spanned both 2010 and 2011, and were not related to performance for only one year. Additionally, the fair value on the grant date of the special equity awards granted in May 2011 to Mr. Schoen of $499,939 in connection with his promotion to Executive Vice President—Chief Financial Officer, and in April 2011 to Mr. Anderson of $412,141 relating to service as interim Principal Financial Officer are included in Column (e) of the table above. For the grant date value of each stock award or option award granted by HCP to a Named Executive Officer in 2011, see the Grants of Plan-Based Awards During 2011 table.) These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained in Note 16—Compensation Plans to HCP's Consolidated Financial Statements, included as part of HCP's Annual Report on Form 10-K for the year ending December 31, 2011, filed with the SEC.

(3)
The following table provides detail on the amounts reported in the "All Other Compensation" column of the table above for each Named Executive Officer:

Name	401(k) Matching Contribution	Life Insurance Premiums	Moving Expenses	Severance	Payment of COBRA Premiums	Consulting Fee	Total

James F. Flaherty III	9,800	2,844	—	—	—	—	12,644

Timothy M. Schoen	9,800	1,594	—	—	—	—	11,394

Paul F. Gallagher	9,800	1,594	—	—	—	—	11,394

Thomas M. Klaritch	9,800	1,594	—	—	—	—	11,394

Susan M. Tate	9,800	1,565	—	—	—	—	11,365

Scott A. Anderson	9,800	1,590	26,334	—	—	—	37,724

Thomas M. Herzog	9,800	598	—	1,790,500	50,000	562,500	2,413,398

J. Alberto Gonzalez-Pita	9,800	797	—	1,507,438	50,000	415,000	1,983,035

(4)
Mr. Schoen was appointed as HCP's Executive Vice President—Chief Financial Officer effective May 31, 2011.

(5)
Mr. Anderson served as HCP's interim Principal Financial Officer from May 15, 2011 through May 31, 2011. Mr. Anderson was not a Named Executive Officer during 2009 or 2010.

(6)
Mr. Herzog was appointed as HCP's Executive Vice President—Chief Financial Officer effective April 23, 2009 and was not employed by HCP prior to such appointment. Mr. Herzog resigned as HCP's Executive Vice President—Chief Financial Officer effective May 15, 2011.

(7)
Mr. Gonzalez-Pita was appointed as HCP's Executive Vice President—General Counsel and Corporate Secretary effective May 17, 2010 and was not employed by HCP prior to such appointment. Mr. Gonzalez-Pita resigned as HCP's Executive Vice President—General Counsel and Corporate Secretary effective June 30, 2011.

Employment Agreements—Salary and Bonus Amounts

HCP has entered into an employment agreement with Mr. Flaherty. During 2011, HCP did not have employment agreements with the other Named Executive Officers. As noted in the "Subsequent Compensation Actions" section of the Compensation Discussion and Analysis, HCP entered into new employment agreements with Mr. Schoen and Mr. Gallagher in January 2012.

The term of Mr. Flaherty's agreement is for three years, with automatic one-year extensions each year unless either party provides notice that the agreement will not be extended. The agreement provides that the Compensation Committee will review Mr. Flaherty's base salary each year and has discretion to increase (but not reduce) his base salary level. The agreement also provides for Mr. Flaherty's target annual bonus to be set at 200% of his base salary, with the Compensation Committee to determine Mr. Flaherty's actual bonus amount each year. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed under the heading "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis. The agreement also provides for Mr. Flaherty to participate in HCP's usual benefit programs for senior executives, term life insurance provided by HCP in the aggregate amount of $2,000,000 payable to Mr. Flaherty's beneficiaries and reimbursement of business expenses, and also provides for supplemental life insurance benefits to Mr. Flaherty. Provisions of Mr. Flaherty's agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS DURING 2011

The following table presents information regarding the incentive awards granted to the Named Executive Officers during 2011.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards
								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Options Awards: Number of Securities Underlying Options (#) (j)
										Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

James F. Flaherty III	N/A	—	—	3,000,000	—	—	—	—	—	—	—
	1/27/11	—	—	—	—	—	—	—	265,912	36.96	1,587,495
	1/27/11	—	—	—	—	171,808	—	—	—	—	6,350,024
	5/30/11	—	—	—	—	—	—	100,752	—	—	3,749,989

Timothy M. Schoen	N/A	—	—	450,000	—	—	—	—	—	—	—
	1/27/11	—	—	—	—	—	—	—	21,776	36.96	130,003
	1/27/11	—	—	—	—	14,072	—	—	—	—	520,101
	5/30/11	—	—	—	—	—	—	13,432	—	—	499,939

Paul F. Gallagher	N/A	—	—	975,000	—	—	—	—	—	—	—
	1/27/11	—	—	—	—	—	—	—	83,752	36.96	499,999
	1/27/11	—	—	—	—	54,112	—	—	—	—	1,999,980
	5/30/11	—	—	—	—	—	—	33,584	—	—	1,249,996

Thomas M. Klaritch	N/A	—	—	450,000	—	—	—	—	—	—	—
	1/27/11	—	—	—	—	—	—	—	21,776	36.96	130,003
	1/27/11	—	—	—	—	14,072	—	—	—	—	520,101

Susan M. Tate	N/A	—	—	450,000	—	—	—	—	—	—	—
	1/27/11	—	—	—	—	—	—	—	20,100	36.96	119,997
	1/27/11	—	—	—	—	12,988	—	—	—	—	480,036
	5/30/11	—	—	—	—	—	—	5,372	—	—	199,946

Scott A. Anderson	1/27/11	—	—	—	—	—	—	—	10,388	36.96	62,016
	1/27/11	—	—	—	—	—	—	6,712	—	—	248,076
	4/21/11	—	—	—	—	—	—	10,680	—	—	412,141

Thomas M. Herzog	N/A	—	—	675,000	—	—	—	—	—	—	—
	1/27/11	—	—	—	—	—	—	—	63,652	36.96	380,002
	1/27/11	—	—	—	—	41,128	—	—	—	—	1,520,091

J. Alberto Gonzalez-Pita	N/A	—	—	1,065,000	—	—	—	—	—	—	—
	1/27/11	—	—	—	—	—	—	—	26,468	36.96	158,014
	1/27/11	—	—	—	—	17,100	—	—	—	—	632,016

(1)
The amounts reported in Column (l) of the table reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), see footnote (2) to the Summary Compensation Table above. With respect to equity incentive plan awards, this column reflects the grant date fair value of such awards based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards.

DESCRIPTION OF PLAN-BASED AWARDS

Non-Equity Incentive Plan Awards

The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section under the heading "Current Executive Compensation Program Elements—Annual Bonuses."

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2006 Plan, if there is a change in control of HCP, each Named Executive Officer's outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each Named Executive Officer may be entitled to accelerated vesting of his or her outstanding equity-based awards upon certain terminations of employment with HCP and/or a change in control of HCP. The terms of this accelerated vesting are described in this section and in the section titled "Potential Payments Upon a Termination or Change in Control."

Options.    Each option reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2006 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our Named Executive Officers in 2011 is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date. If a Named Executive Officer's employment is terminated as a result of the officer's death, disability or retirement, his or her option will immediately vest and become exercisable. Subject to the Named Executive Officer's employment agreement, if a Named Executive Officer's employment terminates for any other reason, the unvested portion of his or her option will immediately terminate. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in 2011 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will typically have three months to exercise the vested portion of the option following a voluntary termination of the officer's employment (other than upon retirement) or a termination by us for cause. This period is extended to eight months if the termination is by us without cause and to three years if the termination was a result of the Named Executive Officer's death, disability or retirement (with a possible extension of up to one year if the Named Executive Officer dies or becomes disabled during the three-year period following retirement).

As in prior years, the options granted to Named Executive Officers during 2011 do not include any dividend rights.

Performance-Based Restricted Stock Units.    Column (g) of the table above reports awards of performance-based restricted stock units ("performance units") granted to our Named Executive Officers in 2011. Each performance unit represents a contractual right to receive one share of our common stock if the applicable performance-based and time-based vesting requirements are satisfied.

The performance units become eligible to vest based on HCP's funds from operations, or FFO, per share for the applicable one-year performance period. For purposes of the awards granted in 2011, our FFO is determined by the Compensation Committee under rules prescribed by NAREIT, subject to adjustments as described in the Compensation Discussion and Analysis in connection with the Bonus Program. The performance period is the calendar year for which the award is granted. If the FFO goal established by the Compensation Committee for the performance period is met, all of the performance units will be eligible to vest. If the FFO goal is not met, a portion of the performance units may become eligible to vest as determined on a sliding scale based on FFO performance relative to the goal. None of the performance units will vest if a threshold FFO goal established by the Compensation Committee for the performance period is not met. Any performance units that do not become eligible to vest based on FFO performance during the performance period will be cancelled and automatically terminate as of the end of the performance period. As noted in the Compensation Discussion and Analysis, the Compensation Committee determined that the FFO goal was met for 2011.

In general, if the Named Executive Officer's employment terminates during the performance period for any reason other than death, disability or retirement, the performance units will immediately terminate. If the Named Executive Officer's employment terminates due to death or disability during the performance period, the performance units will become fully vested regardless of HCP's FFO performance. If the Named Executive Officer's employment terminates due to retirement during the performance period, the number of performance units eligible to vest based on FFO performance will be determined at the end of the performance period and will become fully vested as of that time. If there is a change in control of HCP during the performance period, the number of performance units eligible to vest based on FFO performance will be determined at the end of the performance period and, unless the award is assumed by the successor entity, will become fully vested as of that time.

Performance units that become eligible to vest based on FFO performance during the performance period will generally vest at a rate of 25% per year during the four-year period after the grant date. Subject to the Named Executive Officer's employment agreement, if a Named Executive Officer's employment terminates for any reason other than death, disability or retirement after the performance period, any performance units that have not previously vested will terminate. If the Named Executive Officer's employment terminates due to retirement, death or disability after the performance period, any performance units that became eligible to vest based on FFO performance will become fully vested as of the termination date. If there is a change in control of HCP after the performance period and the award is not assumed by the successor entity, any performance units that became eligible to vest based on FFO performance will become fully vested as of the date of the change in control.

Vested performance units are payable in an equal number of shares of our common stock. Payment will generally be made as the units become vested although the Named Executive Officer may elect to have the units paid on a deferred basis. The Named Executive Officer does not have the right to vote or dispose of the performance units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by HCP during the term of the award on a number of shares equal to the number of outstanding and unpaid performance units then subject to the award. Such payments are generally made at the same time the related dividends are paid to our stockholders generally. However, dividend equivalents that would otherwise be paid during the applicable performance period under these awards will instead accrue and be paid at the end of the performance period only if the related performance goals for the award are satisfied.

Time-Based Restricted Stock Units.    Column (i) of the table above reports awards of restricted stock units granted to our Named Executive Officers in 2011 that vest based solely on the executive's continued employment or service with HCP. Each restricted stock unit represents a contractual right to receive one share of our common stock upon vesting of the unit (subject to any deferral election that may be made by the executive). Each of these awards is scheduled to vest in annual installments over a four-year period, except that the grant made to Mr. Anderson in April 2011 is subject to a three-year vesting schedule.

As with the performance units, the Named Executive Officer does not have the right to vote or dispose of the stock units subject to these awards, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by HCP during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Such payments are made at the same time the related dividends are paid to our stockholders.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2011, including the vesting dates for the portions of these awards that had not vested as of that date.

Name (a)	Award Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)

James F. Flaherty III	3/15/04	500,000	—	27.52	3/15/14	—	—	—	—
	1/28/05	480,420	—	25.52	1/28/15	—	—	—	—
	2/3/06	542,240	—	27.11	2/3/16	—	—	—	—
	8/14/06	—	—	—	—	302,908(2)	12,549,478	—	—
	1/26/07	134,144(3)	33,536(3)(4)	39.72	1/26/17	9,904(4)	410,323	—	—
	1/25/08	448,476	298,984(5)	31.95	1/25/18	34,776(5)	1,440,770	—	—
	1/30/09	359,898	539,847(6)	23.34	1/30/19	65,871(6)	2,729,036	—	—
	1/30/09	—	—	—	—	57,025(7)	2,362,546	—	—
	1/29/10	68,472	273,888(8)	28.35	1/29/20	116,544(8)	4,828,418	—	—
	1/27/11	—	265,912(9)	36.96	1/27/21	171,808(9)	7,118,005	—	—
	5/30/11	—	—	—	—	100,752(10)	4,174,155	—	—

Timothy M. Schoen	1/26/07	13,432	3,358(4)	39.72	1/26/17	990(4)	41,016	—	—
	1/25/08	—	12,956(5)	31.95	1/25/18	2,876(5)	119,153	—	—
	1/30/09	—	32,790(6)	23.34	1/30/19	7,311(6)	302,895	—	—
	1/29/10	—	20,888(8)	28.35	1/29/20	8,888(8)	368,230	—	—
	1/27/11	—	21,776(9)	36.96	1/27/21	14,072(9)	583,003	—	—
	5/30/11	—	—	—	—	13,432(10)	556,488	—	—

Paul F. Gallagher	1/26/07	45,120	11,280(4)	39.72	1/26/17	3,332(4)	138,045	—	—
	1/25/08	—	53,628(5)	31.95	1/25/18	9,476(5)	392,591	—	—
	1/30/09	—	172,053(6)	23.34	1/30/19	31,893(6)	1,321,327	—	—
	1/29/10	—	88,200(8)	28.35	1/29/20	37,532(8)	1,554,951	—	—
	1/27/11	—	83,752(9)	36.96	1/27/21	54,112(9)	2,241,860	—	—
	5/30/11	—	—	—	—	33,584(10)	1,391,385	—	—

Thomas M. Klaritch	10/2/03	50,000	—	23.50	10/2/13	—	—	—	—
	3/15/04	14,540	—	27.52	3/15/14	—	—	—	—
	2/3/06	31,710	—	27.11	2/3/16	—	—	—	—
	1/26/07	19,760	4,940(4)	39.72	1/26/17	1,458(4)	60,405	—	—
	1/25/08	28,755	19,170(5)	31.95	1/25/18	4,256(5)	176,326	—	—
	1/30/09	28,724	43,086(6)	23.34	1/30/19	10,035(6)	415,750	—	—
	1/29/10	6,093	24,372(8)	28.35	1/29/20	10,372(8)	429,712	—	—
	1/27/11	—	21,776(9)	36.96	1/27/21	14,072(9)	583,003	—	—

Susan M. Tate	2/1/07	—	—	—	—	3,000(11)	124,290	—	—
	1/25/08	14,874	9,916(5)	31.95	1/25/18	2,202(5)	91,229	—	—
	1/30/09	—	30,168(6)	23.34	1/30/19	6,726(6)	278,658	—	—
	1/29/10	4,642	18,568(8)	28.35	1/29/20	7,900(8)	327,297	—	—
	1/27/11	—	20,100(9)	36.96	1/27/21	12,988(9)	538,093	—	—
	5/30/11	—	—	—	—	5,372(10)	222,562	—	—

Scott A. Anderson	7/1/09	—	—	—	—	7,242(12)	300,036	—	—
	1/29/10	—	11,604(8)	28.35	1/29/20	4,940(8)	204,664	—	—
	1/27/11	—	10,388(9)	36.96	1/27/21	6,712(9)	278,078	—	—
	4/21/11	—	—	—	—	10,680(13)	442,472	—	—

Thomas M. Herzog	—	—	—	—	—	—	—	—	—

J. Alberto Gonzalez-Pita	—	—	—	—	—	—	—	—	—

(1)
The dollar amounts shown in Columns (h) and (j) are determined by multiplying the number of shares or units reported in Columns (g) and (i), respectively, by $41.43 (the closing price of our common stock on the last trading day of fiscal year 2011).

(2)
The unvested portion of this award was scheduled to vest in eleven annual installments commencing on Mr. Flaherty's attaining age 55 and ending on Mr. Flaherty's attaining age 65. Mr. Flaherty is currently 54 years old.

(3)
This award was transferred to the Flaherty 2007 Children's Trust, dated May 25, 2007, on January 15, 2009 other than for value and without consideration.

(4)
The unvested portions of these awards were scheduled to vest in one installment on January 26, 2012.

(5)
The unvested portions of these awards were scheduled to vest in two installments on January 25, 2012 and January 25, 2013.

(6)
The unvested portions of these awards were scheduled to vest in three installments on January 30, 2012, January 30, 2013 and January 30, 2014.

(7)
The unvested portion of this award was scheduled to vest in one installment on January 30, 2012.

(8)
The unvested portions of these awards were scheduled to vest in four installments on January 29, 2012, January 29, 2013, January 29, 2014 and January 29, 2015.

(9)
The unvested portions of these awards were scheduled to vest in four installments on January 27, 2012, January 27, 2013, January 27, 2014 and January 27, 2015.

(10)
The unvested portions of these awards were scheduled to vest in four installments on May 30, 2012, May 30, 2013, May 30, 2014 and May 30, 2015.

(11)
The unvested portion of this award was scheduled to vest in one installment on February 1, 2012.

(12)
The unvested portion of this award was scheduled to vest in three installments on July 1, 2012, July 1, 2013 and July 1, 2014.

(13)
The unvested portion of this award was scheduled to vest in three installments on April 21, 2012, April 21, 2013 and April 21, 2014.

OPTION EXERCISES AND STOCK VESTED DURING 2011

The following table presents information regarding the exercise of stock options by Named Executive Officers during 2011, and on the vesting of other stock awards during 2011 that were previously granted to the Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)

James F. Flaherty III	—	—	132,245	4,850,240

Timothy M. Schoen	22,630	238,956	7,807	288,092

Paul F. Gallagher	434,654	5,554,348	30,734	1,130,309

Thomas M. Klaritch	—	—	10,712	393,836

Susan M. Tate	10,056	143,700	8,318	307,056

Scott A. Anderson	2,901	26,602	3,649	135,346

Thomas M. Herzog	13,926	127,701	17,674	674,018

J. Alberto Gonzalez-Pita	—	—	7,653	282,855

(1)
The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of HCP common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of HCP common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of HCP common stock on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with HCP and/or a change in control of HCP. In addition to such benefits, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of HCP under the terms of our 2000 Stock Incentive Plan and 2006 Plan. As noted in the "Subsequent Compensation Actions" of the Compensation Discussion and Analysis, HCP entered into employment agreements with Messrs. Gallagher and Schoen in January 2012 that include certain severance protections as described in that section.

James F. Flaherty III

Mr. Flaherty's employment agreement, which was entered into in 2005 and is described under the heading "Employment Agreements—Salary and Bonus Amounts," provides for certain benefits to be paid to Mr. Flaherty in connection with a termination of his employment with HCP under the following circumstances:

Severance Benefits—Termination of Employment.    In the event Mr. Flaherty's employment is terminated during the employment term either by HCP pursuant to a "Termination Other Than For Cause" or by Mr. Flaherty pursuant to a "Termination For Good Reason" (as those terms are defined in his employment agreement), Mr. Flaherty will be entitled to severance pay that includes (1) a lump sum cash payment equal to two times the sum of (a) Mr. Flaherty's base salary (at the greater of the highest annualized rate in effect in the year preceding the termination date or the year in which the termination date occurs), plus (b) the greater of Mr. Flaherty's target bonus for the year in which the termination occurs or the highest annual bonus he received in any of the preceding three years; (2) a pro-rata portion of Mr. Flaherty's target bonus for the year of the termination; and (3) continued medical, dental and vision benefits for Mr. Flaherty and his family members and continued payment by HCP of the premiums for Mr. Flaherty's term life insurance for two years after the termination. In addition, Mr. Flaherty's equity-based awards (other than performance-based awards) will generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment, and any stock options granted on or after the date of the employment agreement that are so accelerated will remain exercisable until the later of three years after the date Mr. Flaherty's employment terminates or the date specified in the applicable plan or award agreement (but in no event later than the expiration date of the option). Any of Mr. Flaherty's equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements.

Severance Benefits—Termination of Employment in Connection with a Change in Control.    In the event Mr. Flaherty's employment is terminated during the employment term pursuant to a "Termination Upon a Change in Control" (as defined in his employment agreement), Mr. Flaherty will be entitled to the severance benefits described above except that the severance multiplier to determine the amount of Mr. Flaherty's lump sum cash payment will be three, and the period of continued medical, dental and vision benefits for Mr. Flaherty and his family members and continued payment of Mr. Flaherty's term life insurance premiums will be three years. In addition, Mr. Flaherty will become fully vested in his accrued benefits under HCP's retirement arrangements (or be entitled to a cash payment equal to the value of such accelerated vesting) and will be entitled to payment of an amount equal to the present value of the matching contributions HCP would have made to Mr. Flaherty's account under HCP's 401(k) plan had Mr. Flaherty remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan. In the event that Mr. Flaherty's benefits are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code ("Section 280G"), HCP will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a "gross-up payment").

Severance Benefits—Death or Disability.    In the event Mr. Flaherty's employment is terminated during the employment term due to his death or disability (as defined in his employment agreement), Mr. Flaherty will be entitled to a pro-rata portion of his target bonus for the year of the termination, the accelerated vesting of equity-based awards and post-termination exercise period for options described above and continued medical, dental and vision benefits for Mr. Flaherty and his family members for one year after termination.

Retention and Supplemental Retirement Grant.    In addition, the restricted stock units granted to Mr. Flaherty on August 14, 2006 described in the Compensation Discussion and Analysis are subject to partial acceleration if Mr. Flaherty's employment is terminated by HCP without cause, by Mr. Flaherty for good reason, due to Mr. Flaherty's death or disability, or in certain other circumstances. The percentage of the restricted stock units that will vest varies depending on Mr. Flaherty's age at the time his employment terminates and whether the termination occurs within the two-year period following a change in control of HCP. In all events, Mr. Flaherty will vest in 100% of the restricted stock units only if he remains employed with HCP through age 65.

Restrictive Covenants.    Pursuant to Mr. Flaherty's employment agreement, he has agreed not to disclose any confidential information of HCP at any time during or after his employment with HCP. In addition, Mr. Flaherty has agreed that, for a period of one year following a termination of his employment with HCP, he will not solicit HCP's employees or customers or materially interfere with any of HCP's business relationships.

Other Named Executive Officers

Change in Control Severance Plan.    Each of the Named Executive Officers (other than Mr. Flaherty) currently serving as an executive officer with HCP participates in the CIC Plan, which was adopted in 2007. For each of the Named Executive Officers participating in the CIC Plan, the "severance multiplier" referred to in the following description of the CIC Plan benefits is two.

Under the CIC Plan, if a change in control of HCP occurs during the term of the CIC Plan and a participant's employment with HCP is terminated by HCP without cause or by the participant for good reason within the two year period following the change in control, the participant will generally be entitled to receive the following benefits: (1) a cash lump sum payment equal to the participant's "severance multiplier" times the sum of (i) the participant's base salary plus (ii) the greater of one-third of the participant's base salary or the participant's average annual bonus for the preceding three years (based only on complete fiscal years in which the participant was employed); (2) a lump sum cash payment equal to the expected cost of premiums for medical coverage pursuant to COBRA for the number of years represented by the "severance multiplier"; (3) if not then fully-vested, full vesting in the participant's benefits under HCP's non-qualified retirement plans plus a lump sum cash payment equal to the participant's then unvested benefits under HCP's 401(k) plan; and (4) a lump sum cash payment equal to the participant's prorated annual bonus amount for the year of termination (with the "annual bonus amount" being determined as described in clause (1)(ii) above). (For these purposes, the terms "cause," "good reason" and "change in control" are each defined in the CIC Plan.) In addition, the participant's equity-based awards (other than performance-based awards), to the extent then outstanding and not otherwise vested, will generally become fully vested, and the participant's outstanding stock options will generally remain exercisable for one year after the date of termination of the participant's employment (but in no event later than the expiration date of the option). The participant's equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements. Participants in the CIC Plan will also generally be entitled to a full gross-up for any excise taxes imposed under Section 280G on the benefits payable to the participant in connection with the change in control (unless a reduction in the amount of the benefits by not more than $25,000 will avoid the imputation of those taxes). A participant's right to receive benefits under the CIC Plan is subject to the execution of a release of claims in favor of HCP upon the termination of the participant's employment.

Participants are also subject to confidentiality, non-solicitation and non-competition restrictive covenants under the CIC Plan.

Estimated Severance and Change in Control Benefits

Severance Benefits.    The following chart presents HCP's estimate of the amount of the benefits to which Mr. Flaherty would have been entitled had his employment terminated under the circumstances described above (other than in connection with a change in control of HCP) on December 31, 2011.

	Termination by HCP Without Cause or by Executive for Good Reason				Termination due to Executive's Death or Disability

Name	Cash Severance(1)	Continuation of Health/Life Benefits	Equity Acceleration(2)	Total	Continuation of Health Benefits	Equity Acceleration(2)	Total

James F. Flaherty III	$7,861,928	$52,514	$43,503,756	$51,418,198	$25,007	$43,503,756	$43,528,763

(1)
Mr. Flaherty's annual bonus for years prior to 2009 was awarded, in part or in full, as a grant of performance-based restricted stock units. In determining the cash severance amount, we have included the dollar value determined by our Compensation Committee at the time of making this grant. Mr. Flaherty would have been entitled to the full amount of his bonus for the 2011 fiscal year if he were employed by us through December 31, 2011, so the pro-rata bonus provisions described above would not apply.

(2)
These columns report the intrinsic value of the unvested portions of the executive's awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $41.43 (the closing price of our common stock on the last trading day of the 2011 fiscal year) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and restricted stock unit awards, this value is calculated by multiplying $41.43 by the number of shares or units subject to the accelerated portion of the award. As to the restricted stock units awarded to Mr. Flaherty during 2011 reported in the Grants of Plan-Based Awards table above that are subject to both time-based and performance-based vesting requirements, the time-based vesting requirements would be waived but the awards would continue to be subject to the performance-based vesting requirements if Mr. Flaherty's employment had terminated under the circumstances described above. We have included the value related to accelerated vesting of these awards in the table above as the performance-based vesting requirements for the period ended December 31, 2011 were satisfied.

Change in Control Severance Benefits.    The following chart presents HCP's estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled had a change in control of HCP occurred on December 31, 2011 (and, as applicable, the executive's employment with HCP had terminated under the circumstances described above on such date):

Name	Cash Severance(1)	Continuation of Health/Life Benefits(2)	Equity Acceleration(3)	Section 280G Gross-Up(4)	Total

James F. Flaherty III	$11,822,892	$78,771	$44,507,714	$ —	$56,409,377

Timothy M. Schoen	$ 1,387,500	$50,014	$ 3,063,074	$782,765	$ 5,283,353

Paul F. Gallagher	$ 2,213,333	$50,014	$12,208,307	$ —	$14,471,654

Thomas M. Klaritch	$ 1,250,000	$50,014	$ 3,050,925	$ —	$ 4,350,939

Susan M. Tate	$ 1,184,167	$13,859	$ 2,554,588	$ —	$ 3,752,614

Scott A. Anderson	$ 818,460	$37,511	$ 1,423,466	$ —	$ 2,279,436

(1)
In each case, the Named Executive Officer would have been entitled to the full amount of the executive's bonus for the 2011 fiscal year if he or she were employed by us through December 31, 2011, so the pro-rata bonus provisions described above would not apply. See footnote (1) to the preceding table under "Severance Benefits" regarding the calculation of Mr. Flaherty's annual bonus for these purposes. For Mr. Flaherty, the cash severance amount also includes $30,000, which represents the approximate present value on December 31, 2011 of the matching contributions HCP would have made to his account under HCP's 401(k) plan had he remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan.

(2)
For Mr. Flaherty, this amount represents the cost of providing continuing medical, dental and vision benefits for him and his family members, as well as term life insurance for him, for a period of three years. For the other Named Executive Officers, these amounts represent the aggregate cost of the premiums that would be charged to each individual to continue health coverage for two years pursuant to COBRA for such individual and his or her eligible dependents (to the extent that such dependents were receiving health benefits prior to the individual's termination date).

(3)
See footnote (2) to the preceding table under "Severance Benefits" for the manner of calculating equity acceleration value. As to the restricted stock units awarded to the Named Executive Officers during 2011 reported in the Grants of Plan-Based Awards During 2011 table above that are subject to both time-based and performance-based vesting requirements, the time-based vesting requirements would be waived but the awards would continue to be subject to the performance-based vesting requirements if the executive's employment had terminated under the circumstances described above. We have included the value related to accelerated vesting of these awards in the table above as the performance-based vesting requirements for the period ended December 31, 2011 were satisfied.

(4)
For purposes of estimating the Section 280G excise tax and corresponding gross-up amounts, we have assumed that the Named Executive Officer's outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

Separation and Consulting Agreement with Mr. Herzog.    Mr. Herzog resigned as HCP's Executive Vice President—Chief Financial Officer effective May 15, 2011. In connection with his resignation, Mr. Herzog entered into a separation, consulting and general release agreement with HCP. Under the agreement, Mr. Herzog is entitled to receive the following consideration for consulting services provided to HCP for the nine-month period commencing May 15, 2011: (1) a consulting fee of $75,000 per month payable in semi-monthly installments during that nine-month period and (2) a bonus in the amount of $300,000, payable at the end of that nine-month consultancy period and conditioned upon his execution and non-revocation of a supplemental release to be entered into with HCP. In addition, Mr. Herzog also received the following additional consideration under the agreement: (1) a lump sum cash payment of $1,675,000; (2) a lump sum cash payment of $50,000 to reimburse Mr. Herzog for the estimated premiums for 24 months of COBRA continuation coverage; (3) a lump sum cash payment equal to the portion of his account under HCP's 401(k) plan (including, without limitation, any 401(k) matching contributions), if any, that has not become vested under the terms of such plan as of May 15, 2011; and (4) continued directors' and officers' insurance coverage for six years following May 15, 2011 under HCP's existing or successor policy. Any HCP stock options, restricted stock or other equity or equity-related compensation previously granted to Mr. Herzog that were not vested on May 15, 2011 were cancelled as of that date. Mr. Herzog also received a lump sum cash payment of $100,000 in consideration of his providing HCP an ADEA release. The payments made to Mr. Herzog for 2011 under the agreement are reported in the Summary Compensation Table and accompanying footnotes above.

Separation and Consulting Agreement with Mr. Gonzalez-Pita.    Mr. Gonzalez-Pita resigned as HCP's Executive Vice President—General Counsel and Corporate Secretary effective June 30, 2011. In connection with his resignation, Mr. Gonzalez-Pita entered into a separation, consulting and general release agreement with HCP. Under the agreement, Mr. Gonzalez-Pita is entitled to receive the following consideration for consulting services provided to HCP for the six-month period commencing June 30, 2011: (1) a consulting fee of $50,000 per month payable in semi-monthly installments during that six-month period and (2) a bonus in the amount of $115,000, payable at the end of that six-month consultancy period and conditioned upon his execution and non-revocation of a supplemental release to be entered into with HCP. In addition, Mr. Gonzalez-Pita is also entitled to receive the following additional consideration under the agreement: (1) cash payments of $125,000 per month for a period of 12 months beginning June 30, 2011; (2) a lump sum cash payment of $50,000 to reimburse Mr. Gonzalez-Pita for the estimated premiums for 24 months of COBRA continuation coverage; and (3) continued directors' and officers' insurance coverage for six years following June 30, 2011 under HCP's existing or successor policy. Any HCP stock options, restricted stock, restricted stock units or other equity or equity-related compensation previously granted to Mr. Gonzalez-Pita that were not vested on June 30, 2011 were cancelled as of that date. The payments made to Mr. Gonzalez-Pita for 2011 under the agreement are reported in the Summary Compensation Table and accompanying footnotes above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of HCP's equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted stock units (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)

Equity compensation plans approved by security holders	8,001,981(1)	$28.76(2)	7,827,418(3)

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Totals	8,001,981	$28.76	7,827,418

(1)
Of these shares, 6,523,984 shares were subject to outstanding stock options and 1,477,997 shares were subject to outstanding restricted stock units. This number does not include 338,799 shares that were subject to then-outstanding, but unvested, restricted stock awards because those securities have been subtracted from the number of securities remaining available for future issuance under Column (c).

(2)
This weighted-average exercise price does not reflect the 1,477,997 shares that will be issued upon the payment of outstanding restricted stock units.

(3)
Of the aggregate number of shares that remained available for future issuance, all were available under the 2006 Plan. Subject to certain express limits of the 2006 Plan, shares available for award purposes under the 2006 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our common stock including, without limitation, stock bonuses, restricted stock, restricted stock units and performance shares. No new awards may be granted under the 2000 Stock Incentive Plan.

CERTAIN TRANSACTIONS

Related Person Transaction Policies and Procedures

Our Code of Business Conduct and Ethics provides that all employees and directors should avoid any private interest that influences their ability to act in the interests of HCP or that makes it difficult to perform their work objectively and effectively, and requires that employees and directors fully disclose any situations that reasonably would be expected to give rise to a conflict of interest with HCP. Any waiver of these conflict of interest rules for our directors or executive officers require the approval of the Board of Directors or the appropriate committee of the Board and will be granted only in extraordinary circumstances.

In addition, it is our policy that all potential related person transactions, which are defined as transactions that are required to be reported under Item 404 of Regulation S-K under the Exchange Act, are first screened by our legal department for materiality and then sent to the Audit Committee for review. The Audit Committee's charter states that the Audit Committee shall discuss with management and HCP's independent registered public accounting firm any related person transactions brought to the Audit Committee's attention which could reasonably be expected to have a material impact on our financial statements. In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's economic interest in the transaction. Audit Committee review and approval of related person transactions is evidenced in the minutes of the applicable Audit Committee meeting.

Related Person Transactions

Mr. Klaritch, our Executive Vice President—Medical Office Properties, was previously a senior executive and limited liability company member of MedCap Properties, LLC ("MedCap"), which was a joint venture of which HCP was the managing member prior to HCP's acquisition of certain of the company's assets in October 2003. As part of that transaction, MedCap contributed certain property interests to a newly-formed entity, HCPI/Tennessee, LLC, in exchange for HCPI/Tennessee DownREIT units, which MedCap distributed to its members, including Mr. Klaritch. Mr. Klaritch currently holds 25,000 HCPI/Tennessee DownREIT units and irrevocable trusts for the benefit of Mr. Klaritch's children currently hold an additional 20,000 HCPI/Tennessee DownREIT units. Each HCPI/Tennessee DownREIT unit is redeemable for an amount of cash approximating the then-current market value of two shares of HCP's common stock or, at HCP's option, two shares of HCP's common stock (subject to certain adjustments, such as stock splits, stock dividends and reclassifications). In addition, the HCPI/Tennessee, LLC operating agreement provides for a "make-whole" payment, intended to cover grossed-up tax liabilities, to the non-managing members upon the sale of certain properties acquired by HCPI/Tennessee, LLC in the MedCap transactions and other events.

The HCPI/Tennessee, LLC operating agreement was amended, with an effective date of January 1, 2007, to change the allocation of the taxable income among the members, to more closely correspond with the relative cash distributions each member receives. Previously, taxable income was allocated disproportionately to the non-managing members to reflect the priority rights of the non-managing member unit holders in distributions of cash. The amendment had no effect on the amounts of cash distributions to the non-managing members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors' and officers' questionnaires, no other reports were required and all Section 16(a) reports filed by our Section 16(a) persons were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors and operates under a written charter adopted by the Board of Directors, as required by the rules of the NYSE. The members of the Audit Committee are Ms. Garvey (Chair), Ms. Martin and Mr. Rhein. Our Board has determined, in accordance with applicable rules of the NYSE and the SEC, that each member of the Audit Committee is "independent" within the meaning of such rules.

The primary purpose of the Audit Committee is to assist the Board with its oversight responsibilities regarding: (i) the integrity of HCP's financial statements and internal controls over financial reporting; (ii) HCP's compliance with legal and regulatory requirements; (iii) the qualifications and independence of HCP's independent registered public accounting firm; (iv) the performance of HCP's internal audit function and its independent registered public accounting firm; and (v) risk management.

Management is responsible for the preparation, presentation and integrity of HCP's financial statements as well as its financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of HCP's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, performing an audit of HCP's internal control over financial reporting and reviewing the quarterly financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has met and held discussions with management and HCP's independent registered public accounting firm, Deloitte. Management represented to the Audit Committee that HCP's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte their independence.

The Audit Committee also (i) reviewed and discussed with management, HCP's internal auditors and Deloitte HCP's internal control over its financial reporting process, (ii) monitored management's review and analysis of the adequacy and effectiveness of those controls and processes and (iii) reviewed and discussed with management and Deloitte their respective assessment of the effectiveness and adequacy of HCP's internal control over financial reporting.

Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC.

Audit Committee of the Board of Directors

Christine N. Garvey (Chair) Lauralee E. Martin Peter L. Rhein

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other Company filing (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT AND NON-AUDIT FEES

Independent Auditor Fee Information

The following table shows information about the respective fees billed by Deloitte and Ernst & Young LLP ("Ernst & Young") during or related to the fiscal years ended December 31, 2011 and December 31, 2010, as applicable. Deloitte has served as HCP's independent registered public accounting firm since March 3, 2010, and prior to that, Ernst & Young served as HCP's independent registered public accounting firm from May 2002 to March 2010.

	2011 ($ in thousands)	2010 ($ in thousands)

Audit Fees(1)

Deloitte	1,403	1,978

Ernst & Young	312	630

Audit-Related Fees(2)

Deloitte	296	256

Ernst & Young	25	58

Tax Fees(3)

Deloitte	1,046	1,075

Ernst & Young	—	469

All Other Fees

Deloitte	—	—

Ernst & Young	—	—

Totals	3,082	4,466

(1)
Audit fees include fees and out-of-pocket expenses billed for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other SEC registration statement and consent services.

(2)
Audit-related fees include fees for the separate audits of our consolidated subsidiaries and unconsolidated joint ventures.

(3)
Tax fees include fees for tax return review and consultation, including REIT qualification matters.

The Audit Committee considered whether the provision of the non-audit services by each of Deloitte and Ernst & Young to HCP was compatible with maintaining each audit firm's independence and concluded that the independence of both Deloitte and Ernst & Young was not compromised by the provision of such services. The Audit Committee must pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm, although such approval may be delegated to a subcommittee of the Audit Committee, provided that any pre-approvals made by a subcommittee related to audit and permissible non-audit services are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services provided by Deloitte and Ernst & Young in the fiscal years ended December 31, 2011 and December 31, 2010.

ELECTION OF DIRECTORS
(Proxy Item No. 1)

Pursuant to the Company's Charter and Bylaws, the Board of Directors has set the number of authorized directors on our Board at eight and has nominated eight directors for election at the Annual Meeting. Each of the eight directors elected at the Annual Meeting will serve until the 2013 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Election

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated James F. Flaherty III, Christine N. Garvey, David B. Henry, Lauralee E. Martin, Michael D. McKee, Peter L. Rhein, Kenneth B. Roath and Joseph P. Sullivan for election to the Board. All of our director nominees are currently directors of HCP and all director nominees were previously elected to serve on the Board by our stockholders.

In recommending director nominees for selection by the Board, the Nominating and Corporate Governance Committee considers a number of factors, which are described in more detail under "Board of Directors and Corporate Governance—Director Nominees." In considering these factors, the Nominating and Corporate Governance Committee and the Board consider the fit of each individual's skills with those of other directors, to build a board of directors that is effective, collegial and responsive to the needs of the Company.

Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee becomes unavailable for any reason (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

Voting Standard

On March 7, 2011, our Board of Directors adopted an amendment to our Bylaws to provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected.

In the case of an uncontested election where the number of director nominees equals the number of directors to be elected, if a nominee who is then serving as a director is not elected at the meeting by the requisite majority of votes cast, under Maryland law, the director would continue to serve on the Board of Directors as a "holdover director." However, under our Bylaws, any incumbent director who fails to be elected must tender his or her resignation to our Board of Directors, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors will act on the Nominating and Corporate Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board's decision. A nominee who was not already serving as a director and is not elected at the meeting by a majority of the votes cast with respect to such director's election will not be elected to our Board of Directors.

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Our Board of Directors recommends that you vote FOR each of the eight nominees for director.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item No. 2)

Our Audit Committee has appointed Deloitte as HCP's independent registered public accounting firm for the fiscal year ending December 31, 2012, and is submitting its selection for ratification by our stockholders. The Audit Committee carefully considered Deloitte's qualifications as HCP's independent registered public accounting firm, including the qualifications of Deloitte's audit engagement team, the quality control procedures Deloitte has established and any issues raised by the PCAOB's most recent quality control review of Deloitte. The Audit Committee's review also included the matters regarding auditor independence discussed under "Audit Committee Report to Stockholders," including whether the nature and extent of non-audit services would impair Deloitte's independence. Services provided to HCP and its subsidiaries by Deloitte in fiscal year 2011 are described under the heading "Audit and Non-Audit Fees."

Although ratification of the appointment of Deloitte is not required by our organizational documents or other applicable law, the Audit Committee and the Board believes it is a good corporate practice to request stockholder ratification of the Audit Committee's selection of HCP's independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will consider the appointment of other independent auditors. The Audit Committee retains the power to replace the independent registered public accounting firm whose appointment was ratified by stockholders if the Audit Committee determines that the best interests of HCP warrant a change of its independent registered public accounting firm.

A representative of Deloitte is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. Deloitte's representative is expected to be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

In early 2010, the Audit Committee conducted a comprehensive process to determine HCP's independent registered public accounting firm for the fiscal year ending December 31, 2010. The Audit Committee invited four national accounting firms to participate in this process, including Ernst & Young, HCP's independent registered public accounting firm since May 2002. As a result of this process and following careful deliberation and approval by the Audit Committee, Deloitte was engaged on March 3, 2010 as HCP's independent registered public accounting firm for the remainder of HCP's fiscal year ending December 31, 2010 and, on March 1, 2010, the Audit Committee informed Ernst & Young that it would be dismissed as HCP's independent registered public accounting firm.

Ernst & Young's reports on HCP's consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2008 and December 31, 2009 and in the subsequent interim period through March 1, 2010, there were (i) no disagreements between HCP and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports for such years and interim period, and (ii) no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K during such fiscal years or the subsequent interim period.

During the fiscal years ended December 31, 2008 and December 31, 2009 and in the subsequent interim period through March 1, 2010, neither HCP nor anyone on its behalf consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on HCP's financial statements, (iii) any matter that was the subject of a "disagreement" within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iv) any "reportable event" within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, HCP provided Ernst & Young with a copy of the disclosures HCP made in a Current Report on Form 8-K filed with the SEC on March 4, 2010 (the "Form 8-K") prior to the time the Form 8-K was filed with the SEC. HCP requested that Ernst & Young furnish it with a letter addressed to the SEC stating whether or not Ernst & Young agrees with the statements made in the Form 8-K. A copy of such letter, dated March 4, 2010, is filed as Exhibit 16.1 to the Form 8-K, which is incorporated herein by reference.

Our Board of Directors recommends that you vote FOR ratification of the appointment of Deloitte as HCP's independent registered public accounting firm for the fiscal year ending December 31, 2012.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Proxy Item No. 3)

HCP is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully under "Executive Compensation Program Objectives and Overview" in the Compensation Discussion and Analysis on page 23 of this Proxy Statement, HCP's executive compensation program is reviewed annually to ensure that:

  •
  the program is designed to achieve HCP's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

  •
  the program adequately rewards performance which is tied to creating stockholder value.

In furtherance of these principles, HCP's executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders' interests. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

  •
  Because performance-based compensation plays a significant role in aligning management's interests with those of HCP's stockholders, a substantial portion of the executives' compensation is awarded in the form of performance-based compensation such as annual bonuses and long-term equity incentives that vest only if certain performance goals are achieved. For 2011, the Compensation Committee approved executive compensation arrangements for Mr. Flaherty, our Chairman, Chief Executive Officer and President, that resulted in approximately 96% of his total direct compensation constituting compensation that is contingent on the achievement of specific performance goals and/or having a value that is derived from our stock price, with his base salary constituting the balance of his 2011 total direct compensation.

  •
  For 2011, as in prior years, the award of annual bonuses to the executive officers participating in the executive bonus program was determined based on HCP's funds from operations ("FFO") per share relative to a target level established by the Compensation Committee at the beginning of the fiscal year. If the target FFO goal was achieved, the amount of the annual bonus that could be awarded to each executive was capped, and the Compensation Committee had discretion under the program to determine in its judgment the amount of the bonus to be awarded to each executive (in each case, up to the maximum amount provided under the program) based on its assessment of HCP and individual performance for the fiscal year and any other factors it deemed appropriate. If the target FFO goal was not achieved, the executive's maximum bonus level would be reduced on a prorated basis, and no bonus would be paid at all if HCP did not achieve a threshold level of FFO per share.

  •
  The substantial majority of the annual equity grants to our executive officers for 2011 consisted of performance restricted stock units that would be eligible to vest based on HCP's FFO per share for 2011 relative to threshold and target goals established by the Compensation Committee at the beginning of the fiscal year. If the threshold level was not achieved, the award would be forfeited. If the threshold level was achieved, the number of units eligible to vest based on HCP's performance (which would be prorated if the target performance level was not achieved) would vest over a four-year period from the grant date, providing an additional retention incentive for our executive officers.

  •
  The balance of each executive's 2011 annual equity award consisted of stock options that would have value only to the extent that HCP's stock price increased following the grant date.

  •
  To promote alignment of management and stockholders' interests, all executives at the level of executive vice president or higher are required to meet stock ownership guidelines under HCP's stock ownership program.

  •
  The Compensation Committee retains and, in setting HCP's executive compensation policies, regularly seeks the advice of an independent compensation consultant.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote to approve the following resolution at the Annual Meeting:

  RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal to approve the compensation paid to our Named Executive Officers is advisory only and will not be binding on HCP or our Board, and will not be construed as overruling a decision by HCP or our Board or creating or implying any additional fiduciary duty for HCP or our Board. However, the Compensation Committee, which is responsible for designing and administering HCP's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

HCP's current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2013 annual meeting of stockholders.

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
AND NOMINATIONS FOR NEXT YEAR'S ANNUAL MEETING

It is currently contemplated that HCP's 2013 annual meeting of stockholders will be held on or about April 25, 2013. In the event that a stockholder desires to have a proposal considered for presentation at the 2013 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of HCP so that it is received no later than November 15, 2012. Any such proposal must also comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Exchange Act.

If a stockholder, rather than including a proposal in HCP's proxy statement as previously discussed, seeks to nominate a candidate for election or to propose business for consideration at HCP's 2013 annual meeting of stockholders, HCP must receive notice of such proposal no earlier than January 26, 2013 and no later than February 25, 2013. In addition, in the event that we advance the date of the 2013 annual meeting of stockholders by more than thirty (30) days or delay it by more than sixty (60) days from the anniversary date of the Annual Meeting, notice by a stockholder to be timely must be delivered not earlier than the ninetieth (90th) day prior to the 2013 annual meeting of stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2013 annual meeting of stockholders or the tenth (10th) day following the day on which HCP publicly announces the date of the 2013 annual meeting of stockholders. If the notice is not received between these dates and does not satisfy the additional notice requirements set forth in Article II, Section 7(a) of our Bylaws, the notice will be considered untimely and will not be acted upon at the 2013 annual meeting of stockholders.

Proposals and notices should be directed to the attention of the Corporate Secretary, HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806.

DELIVERY OF ONE PROXY STATEMENT AND ANNUAL REPORT
TO A SINGLE HOUSEHOLD TO REDUCE DUPLICATE MAILINGS

Each year in connection with HCP's annual meeting of stockholders, we are required to furnish to each stockholder of record a proxy statement and annual report and to arrange for a proxy statement, annual report and, if applicable, a notice of internet availability to be furnished to each beneficial stockholder whose shares are held by or in the name of a broker, bank or other nominee. Pursuant to SEC rules, we may deliver only one set of proxy materials to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If your shares are registered in your own name, you may request a separate copy of the proxy materials for this Annual Meeting or for future meetings of HCP stockholders by notifying Broadridge toll-free at 1-800-542-1061 or writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717. If you are a street name holder, please contact the broker, bank or other nominee that holds your shares to request a separate copy of proxy materials.

In the future, stockholders can avoid receiving duplicate mailings and save HCP the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single copy of proxy materials (other than proxy cards or notices of internet availability), go directly to the following website at www.proxyvote.com and follow the instructions therein.

Beneficial Stockholders.    If you hold your shares in street name, your broker, bank or other nominee that holds your shares may have asked you to consent to the delivery of a single copy of proxy materials (other than proxy cards or notices of internet availability) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

OTHER MATTERS

Our Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in their discretion on such matters.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, containing audited financial statements, accompanies this Proxy Statement. Upon the written request of any person solicited hereby, HCP will provide a copy to such person, without charge, of HCP's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Such requests should be directed to our Corporate Secretary, HCP, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806.

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,
James W. Mercer Executive Vice President, General Counsel and Corporate Secretary

Long Beach, California
March 13, 2012

HCP, INC. 3760 KILROY AIRPORT WAY SUITE 300 LONG BEACH, CA 90806

VOTE BY INTERNET - www.proxyvote.com

Use the Internet  to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand  when  you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone   telephone   to  transmit  your voting  instructions  up  until 11:59 p.m. Eastern Time the day before the cut-off date or meeting  date. Have your proxy card in hand when you call and then  follow the instructions.

VOTE BY MAIL

Mark,  sign  and  date your  proxy card  and  return it in  the postage-paid envelope  we have provided or return  it to Vote Processing, c/o Broadridge, 51 Mercedes  Way, Edgewood,  NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can  consent  to  receiving all future  proxy statements,   proxy cards and  annual  reports  electronically via e-mail or the  Internet.  To sign up for electronic  delivery, please  follow the  instructions  above  to vote using the Internet and, when prompted,  indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42505-P20565	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HCP, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors		For	Against	Abstain

	1a.	James F. Flaherty III	0	0	0
								For	Against	Abstain
	1b.	Christine N. Garvey	0	0	0
						2.	Ratification of the appointment of Deloitte & Touche LLP as HCP’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	0	0	0
	1c.	David B. Henry	0	0	0

	1d.	Lauralee E. Martin	0	0	0

	1e.	Michael D. McKee	0	0	0	3.	Advisory vote to approve executive compensation.	0	0	0

	1f.	Peter L. Rhein	0	0	0
						NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
	1g.	Kenneth B. Roath	0	0	0

	1h.	Joseph P. Sullivan	0	0	0

For address changes/comments, mark here. (see reverse for instructions)					0
			Yes	No
Please indicate if you plan to attend this meeting			0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator,  or other  fiduciary, please give full title as such. Joint owners  should each sign personally. All holders must sign. If a corporation  or partnership,  please sign in full corporate  or partnership  name,  by authorized  officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

HCP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 26, 2012

9:30 a.m., Pacific time

Long Beach Marriott

4700 Airport Plaza Drive

Long Beach, California 90815

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the 2011 Annual Report are available at http://materials.proxyvote.com/HCP.

You can also view these materials at www.proxyvote.com by using the 12-digit control number provided on this proxy card.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
M42506-P20565

This proxy is solicited by the Board of Directors
for use at the Annual Meeting on April 26, 2012.

By signing this proxy, the undersigned stockholder hereby appoints James F. Flaherty III and Peter L. Rhein, and each of them, with full power of substitution,  to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of common stock of HCP, Inc., which the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders to be held on Thursday, April 26, 2012 at 9:30 a.m., Pacific time, or any adjournments or postponements thereof.

The shares held in your account will be voted as you specify on the reverse side.

This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned.

If no choice is specified,  the proxy (if signed)  will be voted “FOR” each of the eight director nominees named in Proxy Item No. 1, “FOR” Proxy Item No. 2 and “FOR” Proxy Item No. 3. The shares entitled to be voted by the undersigned will be cast in the discretion of the proxies named above on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side